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Exhibit 10.41

CREDIT AGREEMENT

dated as of

November     , 2009

among

CLOUD PEAK ENERGY RESOURCES LLC

the LENDERS party hereto,

the ISSUING BANKS party hereto,

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Swingline Lender

MORGAN STANLEY SENIOR FUNDING, INC., CREDIT SUISSE AG,
CAYMAN ISLANDS BRANCH and RBC CAPITAL MARKETS,
as Joint Lead Arrangers and Joint Bookrunners

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH and RBC CAPITAL MARKETS,
as Joint Syndication Agents

CALYON NEW YORK BRANCH and JPMORGAN CHASE BANK,
and
THE BANK OF NOVA SCOTIA, SOCIETE GENERALE and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Documentation Agents

SCHEDULES:

Schedule 1.01(a)	List of Restricted Subsidiaries
Schedule 1.01(b)	List of Excluded Subsidiaries
Schedule 2.01	Commitments
Schedule 3.05(c)	Material Property Claims
Schedule 3.05(e)	Material Properties
Schedule 3.06	Disclosed Matters
Schedule 3.12	List of Subsidiaries
Schedule 3.13	Insurance
Schedule 5.19	Federal and State Mining Leases
Schedule 6.01	Existing Debt
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.09	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment
Exhibit B-1	Form of Opinion of Borrower's Counsel
Exhibit B-2	Form of Opinion of Borrower's Regulatory Counsel
Exhibit B-3	Form of Opinion of Administrative Agent's Regulatory Counsel
Exhibit C	Form of Guarantee and Security Agreement
Exhibit D	Form of Notice of LC Request
Exhibit E-1	Form of Borrowing Request
Exhibit E-2	Form of Swingline Borrowing Request
Exhibit F	Form of Note
Exhibit G	Form of Interest Election Request
Exhibit H	Certificate Regarding Non-Bank Status

        CREDIT AGREEMENT dated as of November     , 2009 among CLOUD PEAK ENERGY RESOURCES LLC, as Borrower, the LENDERS party hereto, the ISSUING BANKS party hereto, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Swingline Lender, MORGAN STANLEY SENIOR FUNDING, INC., CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH and RBC CAPITAL MARKETS, as Joint Lead Arrangers and Joint Bookrunners, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH and RBC CAPITAL MARKETS as Joint Syndication Agents, CALYON NEW YORK BRANCH and JPMORGAN CHASE BANK and THE BANK OF NOVA SCOTIA, SOCIETE GENERALE, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Joint Documentation Agents.

RECITALS:

        Through a series of transactions, (i) Rio Tinto Energy America Inc., a Delaware corporation ("Parent"), contributed the Powder River Basin coal mining business (the "Coal Business") of Rio Tinto America Inc., a Delaware corporation ("RTA") to the Borrower and (ii) concurrently with the execution of this Agreement, Parent will (x) transfer a portion of its Equity Interests in the Borrower to Cloud Peak Energy Inc., a Delaware corporation ("Holdings"), and (y) consummate a public offering, for Parent's own account, of common stock of Holdings.

        The Borrower wishes to borrow funds and obtain letters of credit under this Agreement for the purposes set forth herein, and is willing to:

            (i)  cause certain of its Subsidiaries to guarantee obligations of the Borrower hereunder and under certain Permitted Hedging Agreements; and to secure its guarantee thereof by granting Liens on its assets to the Administrative Agent as provided in the Security Documents;

           (ii)  secure its obligations hereunder and under such Permitted Hedging Agreements, and cause such guarantor Subsidiaries to secure their obligations under such guarantees, in each case through pledges and other security interests on substantially all of their assets, all as further provided in the Security Documents; and

        The Lenders and the Issuing Banks are not willing to make loans or issue or participate in letters of credit hereunder, and the counterparties to the Permitted Hedging Agreements referred to above are not willing to enter into or maintain them, unless the foregoing obligations of the Borrower are secured and guaranteed as described above and each guarantee thereof is secured by Liens on assets of the relevant Guarantor as provided in the Security Documents;

        Therefore, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        Section 1.01.    Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

        "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Acquired Debt" means, with respect to any specified Person, (a) Debt of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Debt is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, and (b) Debt secured by a Lien encumbering an asset acquired by such specified Person.

        "Acquisition" means, with respect to any Person (the "acquiror"), any direct or indirect acquisition by such acquiror of all or substantially all of the Equity Interests in another Person, all or substantially all of the coal or other mineral reserves of such other Person or any other assets or business of any other Person constituting a business unit, line of business or division of such other Person.

        "Acquisition Agreement" means the Acquisition Agreement between Holdings and Parent to be entered into on or prior to the Effective Date.

        "Acquisition Documents" means the Acquisition Agreement, the Third Amended and Restated Limited Liability Company Agreement, the Software License Agreement, the CPE Promissory Note, the Master Separation Agreement, the Employee Matters Agreement, the Management Services Agreement, the Transition Services Agreement, the Registration Rights Agreement, the Trademark License Agreement, the Tax Receivable Agreement, the Assignment of Trademarks, the Rio Tinto Energy America Coal Supply Agreement and the Agency Contract (as such terms are defined in the Master Separation Agreement).

        "Adjustable Asset" means the RTEA Units and any asset other than cash owned by the Borrower, either directly or indirectly through one or more entities that are treated as partnerships or that are disregarded for U.S. federal income tax purposes.

        "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

        "Administrative Agent" means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent under the Loan Documents.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with, such specified Person. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (provided that the Parent and its Affiliates (other than the Borrower and its Subsidiaries) shall not be deemed to Control the Borrower solely as a result of the rights and obligations under the Acquisition Documents), and a Person shall be presumed to "Control" another Person if (A) the first Person either (i) is the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the Voting Stock of such specified Person or (ii) (x) is the beneficial owner, directly or indirectly, of 10% or more of the total voting power of the Voting Stock of such specified Person and (y) has the right to appoint or nominate, or has an officer or director that is at least one member of the Board of Directors of such specified Person, or (B) if the specified Person is a limited liability company, the first Person is the managing member. "Controlled" has a meaning correlative thereto.

        "Agent Parties" means, collectively, the Administrative Agent, the Joint Lead Arrangers and the Joint Syndication Agents.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period determined on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as applicable.

        "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

        "Applicable Rate" means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurodollar Spread" or "Unused Commitment Fee Rate", as the case may be, based upon the Applicable Ratings (as defined below) ratings by Moody's and S&P, respectively, applicable on such date to the Level in effect on such date:

Ratings Level	ABR Spread	Eurodollar Spread	Unused Commitment Fee Rate
Level 1	2.25%	3.25%	0.75%
Level 2	2.75%	3.75%	0.75%
Level 3	3.00%	4.00%	0.75%
Level 4	3.25%	4.25%	0.75%

        For purposes of the foregoing:

          "Level 1" applies on any day if on such day the Applicable Rating is BB+ or higher by S&P and Ba1 or higher by Moody's.

          "Level 2" applies on any day if on such day (i) Level 1 does not apply and (ii) the Applicable Rating is BB or higher by S&P and Ba2 or higher by Moody's.

          "Level 3" applies on any day if on such day (i) neither Level 1 nor Level 2 applies and (ii) the Applicable Rating is BB- or higher by S&P and Ba3 or higher by Moody's.

          "Level 4" applies on any day if on such day none of Levels 1, 2 and 3 applies.

        "Applicable Rating" means the corporate or corporate family rating for the Borrower in effect at such time by Moody's or S&P, as applicable (or, if the designation "corporate" or "corporate family" have been modified, such successor designations corresponding to such rating), provided that (i) if at any time either Moody's or S&P shall not have in effect a corporate or corporate family rating, as applicable, for the Borrower (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Level 4, and (ii) if the corporate or corporate family ratings established or deemed to have been established by Moody's and S&P shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to Section 5.01 or otherwise.

        "Assignment" means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

        "Attributable Indebtedness" means, at any date, in respect of Capital Leases of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP.

        "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of all the Commitments.

        "Available Equity Basket Amount" means, at any date, an amount equal to (i) 100% of the aggregate net cash proceeds received by the Borrower from issuances by the Borrower of Equity Interests or from issuances by Holdings of Equity Interests (other than Disqualified Equity Interests), the net cash proceeds of which are contributed to the Borrower as additional common Equity Interests (other than Disqualified Equity Interests), in each case, since the Effective Date less (ii) the aggregate amount of such Available Equity Basket Amount otherwise applied under the Agreement, provided that solely to the extent that such payments are included in the calculation of EBITDA for a period by operation of clause (xiv) of the definition thereof, payments by Parent or its Affiliates (other than the Borrower and its Subsidiaries) on behalf of the Borrower or its Subsidiaries in connection with the Acquisition Documents that are contributions or deemed to be contributions, directly or indirectly, to the equity capital of the Borrower shall not be considered an issuance of Equity Interests for purposes of determining the Available Equity Basket Amount.

        "Available Net Income Basket Amount" means, at any date, an amount equal to (i) 25% of cumulative Consolidated Net Income from the period beginning with the first full fiscal quarter of the Borrower beginning after the Effective Date and ending with the fiscal quarter ending on or most recently prior to such date (or, if such cumulative amount is negative, $0) less (ii) the aggregate amount of such Available Net Income Basket Amount otherwise applied under the Agreement.

        "Basis Adjustment" means the adjustment to the tax basis of an Adjustable Asset under any provision of the Code, including Section 732 of the Code (in situations where, as a result of one or more Exchanges, Borrower becomes an entity that is disregarded as separate from its owner for tax purposes), Section 1012 of the Code, or Sections 743(b) and 754 of the Code (in situations where, following an Exchange, Borrower remains in existence as an entity for tax purposes) as a result, in each case, of an Exchange and the payments made pursuant to the Tax Receivable Agreement. The amount of any Basis Adjustment resulting from an Exchange of one or more RTEA Units shall be determined without regard to any Pre-Exchange Transfer of such RTEA Units and as if any such Pre-Exchange Transfer had not occurred.

        "BLM" means the Bureau of Land Management.

        "Borrower" means Cloud Peak Energy Resources LLC, a Delaware limited liability company.

        "Borrowing" means (a) Revolving Loans of the same Type made, converted or continued on the same day and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect or (b) a Swingline Loan.

        "Borrowing Request" means a request by the Borrower, substantially in the form of Exhibit E-1 or E-2 hereto, as applicable, for a Borrowing in accordance with Section 2.03.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

        "Capital Lease" means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

        "Capital Lease Obligations" of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

        "Capital Stock" means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person's equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

        "Cash Equivalents" means:

          (a)   U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

          (b)   (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers' acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250,000,000 (or the foreign currency equivalent thereof) whose short-term debt is rated "A-2" or higher by S&P or "P-2" or higher by Moody's,

          (c)   commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, rated at least A-1 by S&P or P-1 by Moody's;

          (d)   readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody's with maturities not exceeding one year from the date of acquisition;

          (e)   investment funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (d) above;

          (f)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above; and

          (g)   in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such person conducts business.

        "Change in Control" means:

          (a)   any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 49% of the total voting power of the Voting Stock of Holdings or the Borrower;

          (b)   the Permitted Holders (other than Holdings) are or become the "beneficial owners" (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 65% of the total voting power of the Voting Stock of Holdings or the Borrower;

          (c)   individuals who on the Effective Date constituted the board of directors of Holdings (or, from and after the time, if any, at which the Borrower shall have a board of directors, individuals who, on such date, constituted the board of directors of the Borrower), together with any new directors whose election by the board of directors or whose/ nomination for election by the equity holders of Holdings or the Borrower, as applicable, was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of Holdings or the Borrower, as applicable, then in office;

          (d)   Holdings ceases to be the managing member of the Borrower; or

          (e)   the adoption of a plan relating to the liquidation or dissolution of Holdings or the Borrower.

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after such date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender or Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date.

        "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

        "Cloud Peak Companies" means the Borrower, Holdings and the Restricted Subsidiaries.

        "Coal Business" has the meaning specified in the introductory paragraph hereto.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral" means any and all "Collateral", as defined in any Security Document.

        "Collateral and Guarantee Requirement" means the requirement that:

          (a)   the Administrative Agent shall have received from each Credit Party either (i) a counterpart of the Security Agreement duly executed and delivered on behalf of such Credit Party or (ii) in the case of any Person that becomes a Credit Party after the Effective Date, a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Credit Party;

          (b)   all outstanding Equity Interests owned by any Credit Party and that are required to be pledged pursuant to the Security Agreement (except that the Credit Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests in any Foreign Subsidiary) shall have been pledged pursuant to the Security Agreement and the Administrative Agent shall have received all certificates or other instruments representing such Equity Interests of Subsidiaries of such Credit Party, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

          (c)   all documents and instruments, including Uniform Commercial Code financing statements and Mortgages, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

          (d)   the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed, notarized and delivered by the record owner of such Mortgaged Property; it being understood that with respect to the legal descriptions attached to the Mortgages encumbering the Mortgaged Properties described by this clause (i), in the event the Administrative Agent determines that any Mortgage does not include all of the real property (including fixtures and improvements) which is owned or leased by Borrower or a Restricted Subsidiary at that particular site, then upon written notice of the Administrative Agent, Borrower or any Restricted Subsidiary shall execute and deliver (at the sole cost and expense of Borrower) all necessary documentation, including without limitation an amendment to the applicable Mortgage, to cause the unencumbered portion of said real property to be included in such Mortgage and (ii) such legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property (including, without limitation, a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each portion of the Mortgaged Property constituting improved residential or commercial real estate or a mobile home); provided, that no Credit Party shall be required to take such actions under this clause (d) with respect to any property acquired or leased after the date hereof that it would not have been required to take with respect to properties owned or leased on the Effective Date;

          (e)   each Credit Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder; provided, that no Person that becomes a Credit Party after the Effective Date shall be required to obtain any consents or approvals in connection with the execution and delivery of Security Documents after the Effective Date that it would not have been required to obtain under the Security Documents if it had been a Credit Party on the Effective Date; and

          (f)    each Credit Party shall have taken all other action required under the Security Documents to perfect, register and/or record the Liens granted by it thereunder, including, without limitation, any required filings with the BLM or state land management agencies; provided, that no Credit Party shall be required to take any actions to perfect, register and/or record Liens granted after the Effective Date other than those required by the Security Documents for Liens granted as of the Effective Date.

        "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.19, (b) reduced from time to time pursuant to Section 2.08 or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 (it being understood that the total Commitments of all the Lenders shall not be reduced or increased in the aggregate pursuant to Section 9.04). The initial amount of each Lender's Commitment is (x) set forth on Schedule 2.01, (y) in the case of any New Lender that becomes a Lender pursuant to Section 2.19, in the documents implementing any such increase or addition or (z) in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $400,000,000.

        "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Borrower and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated, but excluding Specified Coal Agreement Obligations), after eliminating (a) all intercompany items between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries; and (b) all current maturities of long-term Debt.

        "Consolidated Interest Expense" means, for any period, the consolidated interest expense of the Borrower and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Borrower or its Restricted Subsidiaries, without duplication, (i) interest expense in respect of Attributable Debt of Capital Leases, (ii) imputed interest expense in respect of Specified Coal Agreement Obligations, (iii) amortization of debt discount and debt issuance costs, (iv) capitalized interest, (v) non-cash interest expense, and (vi) any interest, premiums, fees or discounts paid or incurred on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Restricted Subsidiary in connection with a Permitted Receivables Financing, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by the Borrower or any Restricted Subsidiary under any Permitted Receivables Financing, as determined on a consolidated basis and in accordance with GAAP. Consolidated Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by the Borrower and its Restricted Subsidiaries with respect to any related interest rate Hedging Agreements.

        "Consolidated Net Cash Interest Expense" means for any period Consolidated Interest Expense, less (i) to the extent included in determining Consolidated Interest Expense for such period, (w) any non-cash interest or other non-cash charges otherwise included in Consolidated Interest Expense for such period, (x) imputed interest expense in respect of Capital Leases, (y) imputed interest expense in respect of Specified Coal Agreement Obligations and (z) any one-time financing fees paid in connection with the Transaction or upon any amendment to the Agreement and (ii) the consolidated cash interest income of the Borrower and the Restricted Subsidiaries for such period received on cash or Cash Equivalents, other than any such cash interest income received in respect of cash or Cash Equivalents pledged or otherwise subject to a Lien in favor of any obligations of the Borrower or any of its Affiliates. Notwithstanding the foregoing, Consolidated Interest Expense for the Borrower and its Restricted Subsidiaries for the fiscal quarters ended on December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009 shall be deemed to be $[             ], $[            ], $[            ] and $[            ], respectively.

        "Consolidated Net Income" means, for any period (i) the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, minus (but without duplication) (ii) for any period in which the Borrower is a pass-through entity for purposes of U.S. federal taxes, any Permitted Tax Distributions made with respect to such period, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

          (a)   the net income (or loss) of any Person that is a non wholly-owned Restricted Subsidiary (including any joint venture that is a Restricted Subsidiary), except to the extent of the Borrower's share, determined pro rata with its percentage interest (direct or indirect) of common stock of such Person, of such Person's net income earned during such period;

          (b)   the net income (or loss) of any Person other than a Restricted Subsidiary (including any joint venture that is not a Restricted Subsidiary) except to the extent of distributions of cash actually received by the Borrower or a Guarantor with respect to such period;

          (c)   the net income (or loss) of any Person (other than any Credit Party) to the extent that the declaration or payment of dividends or similar distributions by such Person of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Person or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived;

          (d)   any net after-tax (provided that, for any period in which the Borrower is a pass-through entity for purposes of U.S. federal taxes, net of the amount included in a Permitted Tax Distribution made with respect thereto) gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales or other Dispositions, in each case other than in the ordinary course of business;

          (e)   any net after-tax (provided that, for any period in which the Borrower is a pass-through entity for purposes of U.S. federal taxes, net of the amount included in a Permitted Tax Distribution made with respect thereto) extraordinary gains or losses; and

          (f)    the cumulative effect of a change in accounting principles.

        "Consolidated Net Tangible Assets" means, as of any date of determination, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption "total assets" (or any like caption) on a consolidated balance sheet of Borrower and its Restricted Subsidiaries minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions "goodwill" or other intangible categories (or any like caption) on a consolidated balance sheet of Borrower and its Restricted Subsidiaries minus (c) Consolidated Current Liabilities, all determined as of such date and after giving pro forma effect to any transactions occurring on such date.

        "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Credit Event" has the meaning set forth in Section 4.02.

        "Credit Parties" means the Borrower and the Guarantors.

        "Debt" means, with respect to any Person, without duplication,

          (a)   all indebtedness of such Person for borrowed money;

          (b)   all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of Specified Coal Agreements or under any Mining Law or Environmental Law or with respect to workers' compensation benefits);

          (c)   all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (solely to the extent such letters of credit, bankers' acceptances or other similar instruments have been drawn);

          (d)   all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers which are recorded as liabilities under GAAP, excluding (i) trade payables arising in the ordinary course of business, (ii) inter-company payables, (iii) working capital-based and other customary post-closing adjustments in acquisition transactions and (iv) salary and other employee compensation obligations incurred in the ordinary course;

          (e)   the Attributable Indebtedness of such Person in respect of Capital Leases;

          (f)    the amount of all Permitted Receivables Financings of such Person;

          (g)   Disqualified Equity Interests issued by the Borrower; and

          (h)   all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

          (i)    all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person;

          (j)    all obligations of such Person under Hedging Agreements;

  provided, that in no event shall Debt include (i) Specified Coal Agreement Obligations, (ii) obligations (other than obligations with respect to Debt for borrowed money or other Funded Debt) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Borrower (including the Parent, as its predecessor) and its Subsidiaries, (iii) obligations under the TRA or (iv) obligations under the Acquisition Documents (other than the TRA) that are not in respect of Debt of the type referred to in clauses (a), (b) or (e) of a Person other than the Borrower and its Subsidiaries.

          The amount of Debt of any Person will be deemed to be:

              (i)  with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the principal amount of such Debt;

             (ii)  with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

            (iii)  with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time due to default by such Person; and

            (iv)  otherwise, the outstanding principal amount thereof.

        "Decker" means Decker Coal Company, an unincorporated joint venture under the laws of Montana, of which the Borrower indirectly owns 50% of the Equity Interests.

        "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Defaulting Lender" means any Lender that (a) fails to make any Loan at a time when the conditions precedent set forth in Article 4 to make a Loan hereunder are satisfied unless such failure has been cured, or fails to fund participations in Letters of Credit within three Business Days of the date required to be funded unless such failure has been cured, (b) is or becomes (or whose parent company is or becomes) the subject of a bankruptcy or insolvency proceeding, (c) notifies the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit or (d) fails, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such information; provided, further, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such Lender or parent company thereof or the exercise of control over a Lender or parent company thereof by a Governmental Authority or instrumentality thereof.

        "Disclosed Matters" means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

        "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

        "Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of such Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.

        "dollars" or "$" refers to lawful money of the United States.

        "EBITDA" means, for any period, the sum of

          (a)   Consolidated Net Income, plus

          (b)   in each case to the extent deducted in calculating Consolidated Net Income for such period and as determined on a consolidated basis (including without limitation, any of the following items that have been paid under or in respect of the Acquisition Documents):

              (i)  Consolidated Interest Expense for such period;

             (ii)  the provision for Taxes based on income, profits or capital, including, without limitation, state franchise and similar Taxes (provided that, but without duplication, and for any period in which the Borrower is a pass-through entity for purposes of U.S. federal taxes, the amount of any Permitted Tax Distributions with respect to such period);

            (iii)  depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses) and all other non-cash items reducing Consolidated Net Income (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting) but excluding, in each case, non-cash charges in a period which reflect cash expenses paid or to be paid in another period, less all non-cash items increasing Consolidated Net Income;

            (iv)  all non-recurring or unusual gains (and less all non-recurring or unusual losses);

             (v)  all non-cash start-up and transition costs, business optimization expenses and other non-cash restructuring charges;

            (vi)  the non-cash portion of "straight-line" rent expense;

           (vii)  non-cash compensation expense or other non-cash expenses or charges arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements);

          (viii)  any debt extinguishment costs;

            (ix)  accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods;

             (x)  net after-tax losses attributable to asset sales, and net after-tax extraordinary losses (provided that, for any period in which the Borrower is a pass-through entity for purposes of U.S. federal taxes, net of the amount included in a Permitted Tax Distribution made with respect thereto);

            (xi)  any transaction costs, fees and expenses incurred on or about the Effective Date in respect of the Transactions;

           (xii)  (A) mark-to-market gains (and less any mark-to-market losses) relating to any Permitted Hedging Agreements and (B) any mark-to-market losses attributed to short positions in any actual or synthetic forward sales contracts relating to coal or any other similar device or instrument or other instrument classified as a "derivative" pursuant to SFAS 133;

          (xiii)  commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, reclamation and completion guarantees and other similar obligations;

          (xiv)  any expense that is required to be paid or has been paid that is recognized on the income statement of the Borrower and its Subsidiaries as an expense, to the extent that such expense has been reimbursed (including through any contribution or deemed contribution to the equity capital of the Borrower) by the Parent and its Affiliates (other than the Borrower and its Subsidiaries) to or on behalf of the Borrower and its Subsidiaries pursuant to the Acquisition Documents (but in any event without duplication of any such reimbursement payment that is added in arriving at Consolidated Net Income for such period); and

           (xv)  any indemnification payments made to the Parent and its Affiliates (other than the Borrower and its Subsidiaries) pursuant to the Acquisition Documents in respect of non-recurring items, provided, however, that the aggregate amount of all such payments to be added back pursuant to this clause (xv) shall not exceed $10 million in the aggregate;

    minus

          (c)   the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) and (ii) of this clause (c) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

              (i)  non-cash items increasing Consolidated Net Income of Borrower and the Restricted Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period), and

             (ii)  the cash portion of "straight-line" rent expense which exceeds the amount expensed in respect of such rent expense.

Notwithstanding the foregoing, EBITDA for the Borrower and its Restricted Subsidiaries for the fiscal quarters ended on December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009 shall be deemed to be $76,476,000, $97,447,000, $103,080,000 and $109,519,000, respectively.

        "Effective Date" means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

        "Environment" means soil, land surface or subsurface strata, water, surface waters (including navigable waters, ocean waters within applicable territorial limits, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, water related sediments, air, plant and animal life, and any other environmental medium.

        "Environmental Laws" means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, the preservation, restoration or reclamation of natural resources, or the presence, use, storage, discharge, management, release or threatened release of any pollutants, contaminants or hazardous or toxic substances, wastes or material or the effect of the environment on human health and safety.

        "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), directly or indirectly resulting from or based on (a) violation of any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the Environment, (e) the preservation, restoration or reclamation of natural resources or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "Environmental Permits" means any and all permits, licenses, registrations, certifications, exemptions and any other authorization required under any applicable Environmental Law.

        "Equity Interests" means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the failure to satisfy the minimum funding standard with respect to a Plan within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA), whether or not waived; (c) a determination that any Plan is in "at risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code; (d) the filing pursuant to Section 431 or Section 304 of ERISA of an application for the extension of any amortization period; (e) the failure to timely make a contribution required to be made with respect to any Plan or Multiemployer Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA; (f) the filing of a notice to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (g) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (h) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (i) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (j) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to the commencement of proceedings to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (k) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (l) the receipt by the Borrower or any ERISA Affiliate of any written notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any written notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in "endangered" or "critical" status within the meaning of Section 305 of ERISA; or (m) any Foreign Benefit Event.

        "Eurodollar", when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

        "Events of Default" has the meaning specified in Article 7.

        "Exchange" means a redemption of RTEA Units pursuant to an exercise by Parent of its right to have its units in Borrower redeemed, or any acquisition of RTEA Units by Holdings, whether acquired in connection with the IPO or otherwise.

        "Excluded Subsidiary" means (i) those entities listed on Schedule 1.01(b) (an "Initial Excluded Subsidiary") and (ii) any other Subsidiary of the Borrower that, after the Effective Date, the Borrower notifies the Administrative Agent in writing is an "Excluded Subsidiary", but only to the extent that such Subsidiary (a) has no Debt other than Non-Recourse Debt (other than any Debt of an Initial Excluded Subsidiary outstanding on the Effective Date), (b) is not a party to any agreement or contract with the Borrower or any Restricted Subsidiary of the Borrower except as permitted by Section 6.08, (c) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation to subscribe for additional Equity Interests in such Person, (d) has not guaranteed any Debt of the Borrower or any of its Restricted Subsidiaries and (e) does not own any Equity Interests of the Borrower or any Restricted Subsidiary.

        "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) any Taxes imposed, deducted or withheld by reason of any present or former connection between the recipient and the jurisdiction imposing the Tax (other than on account of the execution, delivery, performance, filing, recording, or enforcement of, this Agreement and the other Loan Documents, and recipient's participation in the transactions contemplated by this Agreement and the other Loan Documents), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of an Issuing Bank, a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)) or an Agent Party, any withholding tax (and any penalties and/or interest arising therefrom or with respect thereto) that is (i) imposed, deducted or withheld with respect to amounts payable to such Lender, Issuing Bank or Agent Party at the time such Lender, Issuing Bank or Agent Party becomes a party to this Agreement (or designates a new lending office) or (ii) attributable to such Lender's, Issuing Bank's or Agent Party's failure to comply with Section 2.16(e) (disregarding the last sentence of Section 2.16(e) for such purpose unless such Lender, Issuing Bank or Agent Party is not legally able to deliver any form or certificate pursuant to Section 2.16(e) due to a Change in Law after the date such Lender, Issuing Bank or Agent Party becomes a party hereto), except with respect to clause (i) above to the extent that such Issuing Bank or Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax (and any penalties and/or interest arising therefrom or with respect thereto) pursuant to Section 2.16(a).

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on such Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System of the United States.

        "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

        "First Lien Senior Secured Debt" means all Funded Debt that is secured by a Lien (including, without limitation, Debt under this Agreement, secured purchase money obligations and Permitted Receivables Financing) other than Second Lien Senior Secured Debt.

        "First Lien Senior Secured Leverage Ratio" means, on any day, the ratio of (a) First Lien Senior Secured Debt as of such day to (b) EBITDA for the period of four consecutive Fiscal Quarters ended on such day (or, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day).

        "Fiscal Quarter" means a fiscal quarter of the Borrower.

        "Fiscal Year" means a fiscal year of the Borrower.

        "Foreign Benefit Event" shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any Subsidiary, or the imposition on the Borrower or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

        "Foreign Pension Plan" shall mean any benefit plan subject to the laws of a jurisdiction outside the United States that under such applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority and with respect to which the Borrower or any of its Restricted Subsidiaries has any liability.

        "Foreign Subsidiary" means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, other than any such entity that is treated as a partnership, disregarded entity or other "look-through" entity (for purposes of federal taxation under the Code) of the Borrower or one of its Subsidiaries organized under the laws of the United States or a state or other subdivision thereof so long as treating such Subsidiary as other than a Foreign Subsidiary would not cause at any time an inclusion by Parent, Holdings or any Affiliate thereof under Section 951(a)(1)(B) of the Code.

        "Funded Debt" means, at any time, and determined on a consolidated basis without duplication, the consolidated Debt of the Borrower and its Restricted Subsidiaries of the type referred to in clauses (a), (b), (c) (but only with respect to reimbursement obligations related thereto), (e), (f), (g), (h) and (i) in the definition of Debt (but in the case of clauses (h) and (i), only to the extent that the Debt of other Persons so Guaranteed or secured is itself of the type referred to in clauses (a), (b), (c) (but only with respect to reimbursement obligations related thereto), (e) or (f) of such definition.

        "GAAP" means generally accepted accounting principles as in effect in the United States on the Effective Date, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered to the Lenders.

        "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing any Debt or other obligation of any other Person (the "primary obligor"), whether directly or indirectly, and including any written obligation of the guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (c) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

        "Guarantors" means each Wholly-Owned Restricted Subsidiary of the Borrower other than any Foreign Subsidiary.

        "Hazardous Material" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature, in each case subject to regulation under or which could give rise to liability under any Environmental Law, including, without limitation, coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

        "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement or any actual or synthetic forward sale contracts or any other similar device or instrument.

        "Holdings" has the meaning specified in the introductory paragraph hereto.

        "Improvements" has the meaning assigned to such term in the Mortgages.

        "Indemnified Taxes" means all Taxes except Excluded Taxes.

        "Information Memorandum" means the Confidential Information Memorandum dated September 30, 2009 relating to the Borrower and the Transactions.

        "Interest Election Request" means a request by the Borrower, substantially in the form of Exhibit G hereto or such other form reasonably acceptable to the Administrative Agent, to convert or continue a Revolving Borrowing in accordance with Section 2.07.

        "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), (x) the last day of each March, June, September and December and (y) any day on which an ABR Loan is converted to a Eurodollar Loan, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

        "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine months) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

        "Investment Grade Date" means the first date (after the Effective Date) on which the Borrower has, simultaneously, (i) a corporate credit rating equal to or higher than Baa3 (or the equivalent) by

Moody's and (ii) a corporate family rating equal to or higher than BBB- (or the equivalent) by S&P; provided that the Borrower has not been placed on "negative watch" by Moody's or S&P at such time.

        "IPO" means an initial public offering of capital stock of Holdings on the date hereof.

        "IPO Registration Statement" means the registration statement on Form S-1, including the prospectus related thereto, filed by Holdings with the Securities and Exchange Commission in connection with the IPO, together with all amendments and supplements thereto as of the Effective Date.

        "ISP" means the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

        "Issuing Bank" means Morgan Stanley Bank, N.A., Credit Suisse AG, Cayman Islands branch, Royal Bank of Canada, JPMorgan Chase Bank, Wells Fargo Bank, National Association, and any other Lender that, at the request of the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), agrees to become an Issuing Bank in substitution for an institution that is then acting as an Issuing Bank or as an additional Issuing Bank; provided that there shall not be more than four (4) Issuing Banks at any one time. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

        "Joint Lead Arrangers" means Morgan Stanley Senior Funding, Inc., Credit Suisse AG, Cayman Islands branch and RBC Capital Markets, in each case in its capacity as joint lead arrangers under the Agreement.

        "Joint Syndication Agents" means Credit Suisse AG, Cayman Islands branch and RBC Capital Markets, in each case in its capacity as joint syndication agents under the Agreement.

        "LBA" means the acquisition of federal coal through an application for a federal coal lease submitted in accordance with the BLM competitive leasing regulations.

        "LBM" means the acquisition of federal coal through an application to modify an existing coal lease submitted in accordance with the BLM non-competitive leasing regulations.

        "LC Disbursement" means a payment made by an Issuing Bank pursuant to a Letter of Credit.

        "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

        "Lender Affiliate" means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Lender Parties" means the Lenders, the Issuing Banks and the Administrative Agent.

        "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment. Unless the context requires otherwise, the term "Lenders" includes the Swingline Lender.

        "Letter of Credit" has the meaning specified in Section 2.05(a).

        "Leverage Ratio" means, on any day, the ratio of (a) Funded Debt as of such day to (b) EBITDA for the period of four consecutive Fiscal Quarters ended on such day (or, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day).

        "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the greater at any time of (a) (x) the rate per annum appearing on Page BBAM 1 on the Bloomberg Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Eurodollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period or (y) if the rate referred to in clause (x) is not available at such time for any reason, then the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period and (b) 2.50% per annum.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

        "Loan Documents" means this Agreement, any Notes and the Security Documents.

        "Loan Financing Transactions" means the execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

        "Loans" means loans made by the Lenders to the Borrower pursuant to this Agreement. Unless the context requires otherwise, the term "Loans" includes Swingline Loans.

        "Long-Term Debt" means any Debt that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

        "Master Separation Agreement" means the Master Separation Agreement by and among RTA, Parent, Kennecott Management Services Company, Holdings, the Borrower and the subsidiaries listed on the signature pages thereto to be entered into on or prior to the Effective Date.

        "Material Adverse Effect" means any event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a material (a) adverse effect on (i) the business, assets, operations or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole (which, for the avoidance of doubt shall not include any impact on the Borrower and/or its Restricted Subsidiaries resulting from the expiration of its existing contract with Houston Light & Power, the sale of the Jacobs Ranch Mine or the winding-up of operations at the Decker Mine), or (ii) the ability of the Credit Parties (taken as a whole) to perform any of their payment obligations under any Loan Document or (b) impairment of the rights of or benefits available to any Lender Party under any Loan Document.

        "Material Debt" means Debt (other than obligations in respect of the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000 (except for purposes of clause (g)(ii) of Article 7, in which case the aggregate principal amount shall be $25,000,000). For purposes of determining Material Debt, the "principal amount" of the obligations of the Borrower or any of its Restricted Subsidiaries in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that the Borrower or such

Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time; provided, however, that Material Debt shall not include any guarantees or Letters of Credit in respect of any performance, surety, reclamation or similar bonds securing obligations of the Borrower or any of its Subsidiaries.

        "Maturity Date" means December 16, 2013.

        "Membership Interest Purchase Agreement" means the Membership Interest Purchase Agreement, dated as of March 8, 2009, by and between Rio Tinto Sage LLC and Arch Coal, Inc.

        "Mine" means any excavation or opening into the earth now and hereafter made from which coal is or can be extracted from any of the Real Properties.

        "Mining Laws" means any and all applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities under the Mineral Leasing Act of 1920, the Federal Coal Leasing Amendments Act or the Surface Mining Control and Reclamation Act, each as amended or its replacement, and their state and local counterparts or equivalents.

        "Mining Lease" means a lease, license or other use agreement which provides the Borrower or any Subsidiary the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary or desirable in order to recover coal from any Mine. Leases which provide Borrower or any other Subsidiary the right to construct and operate a conveyor, crusher plant, silo, load out facility, rail spur, shops, offices and related facilities on the surface of the Real Property containing such reserves shall also be deemed a Mining Lease.

        "Mining Permits" means any and all material permits, licenses, registrations, certifications, exemptions and any other authorization required under any applicable Mining Law or otherwise necessary to recover coal from any Mine being operated by the Borrower or any other Subsidiary.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property, Fixture or As-Extracted Collateral (as such terms are defined in the UCC) to secure the Secured Obligations. Each Mortgage must be reasonably satisfactory in form and substance to the Administrative Agent.

        "Mortgaged Property" means any Real Property that is either (i) identified as a Mortgaged Property on Schedule 3.05(e) or (ii) subject to a Transaction Lien granted after the Effective Date pursuant to Section 5.13 or 5.14.

        "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Non-Recourse Debt" means Debt (i) as to which neither the Borrower nor any of its Restricted Subsidiaries provides a Guarantee or other support in the form of keep-well and (ii) as to which the holders of such Debt do not otherwise have recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries (other than the Equity Interests of an Excluded Subsidiary).

        "Note" means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit F hereto, as may be amended, supplemented or modified from time to time.

        "Notice of LC Request" has the meaning specified in Section 2.05(b).

        "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan

Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

        "Parent" has the meaning specified in the introductory paragraph hereto.

        "Participant Register" has the meaning specified in Section 9.04(h).

        "Participants" has the meaning specified in Section 9.04(e).

        "PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56).

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        "Perfection Certificate" means a certificate in the form of Exhibit E to the Security Agreement or any other form approved by the Administrative Agent.

        "Permit Area" means, with respect to any Mine, all land covered by the Mining Permits with respect to such Mine.

        "Permitted Business" means the mining, production, marketing and sale of coal and any business that is ancillary or complementary to the foregoing.

        "Permitted Hedging Agreements" means Hedging Agreements entered into in the ordinary course of business of the Borrower and its Restricted Subsidiaries to hedge interest rate, foreign currency or commodity risk or otherwise for non-speculative purposes (regardless of whether such agreement or instrument is classified as a "derivative" pursuant to SFAS 133 and required to be marked-to-market).

        "Permitted Holders" means any or all of the following: (a) Rio Tinto plc, (b) Parent, (c) Holdings and (d) any direct or indirect holding company both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned directly or indirectly, at least 80% by Rio Tinto plc and/or Parent.

        "Permitted Liens" means:

          (a)   Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

          (b)   carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

          (c)   pledges or deposits made in the ordinary course of business (i) in compliance with workers' compensation, unemployment insurance and other social security laws or regulations or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, (ii) to secure payment of reclamation liabilities or (iii) in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms);

          (d)   existing or future grants of coal bed methane leases or oil and gas or other hydrocarbon leases granted by any Governmental Authority or other third party and associated pipelines, collection facilities, accessways and easements pertaining to the same;

          (e)   surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Lease Obligations), licenses, special assessments, trackage rights, transmission and transportation lines related to Mining Leases or mineral right and/or other Real Property including any reconveyance obligations to a surface owner following mining, royalty payments, and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface coal deposits and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

          (f)    pledges, deposits or non-exclusive licenses to use intellectual property rights of the Borrower or its Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (g)   judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7;

          (h)   Production Payments, royalties, dedication of reserves under supply agreements, Liens in favor of the owner in connection with any Mining Leases, or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry and any precautionary UCC financing statement filing in respect of leases (and not any Debt) entered into the ordinary course of business;

          (i)    rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by Borrower or one of its Subsidiaries, with respect to Real Property where the Borrower or applicable Subsidiary's ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;

          (j)    layback arrangements, joint operation arrangements and similar arrangements with adjoining coal operators;

          (k)   Liens for Specified Coal Agreements arising as a result of Specified Coal Agreement Obligations or obligations to grant surface or water rights;

          (l)    Liens on joint venture interests in favor of joint venture partners to secure obligations arising under the respective joint venture agreements;

          (m)  with respect to water rights, Liens imposed by the doctrine of prior appropriation (including seniority of water rights), the necessity to put the water to a beneficial use, restrictions imposed by the applicable Governmental Authority and the actual availability of water (including restrictions on the use of ground water);

          (n)   farm, grazing, hunting, recreational and residential leases with respect to which the Borrower or any Subsidiary is a lessor encumbering portions of the Real Properties to the extent such leases would be granted or permitted by a prudent operator of mining properties similar in use and configuration to Real Properties.

          (o)   encumbrances typically found upon Real Property used for mining purposes in the applicable jurisdiction in which the applicable Real Property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such Real Property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements);

          (p)   rights and easements of owners (i) of undivided interests in any of the Real Property where the Borrower or its Subsidiaries own less than 100% of the fee interest, (ii) of interests in the surface of any Real Property where the Borrower or its Subsidiaries do not own or lease such surface interest, (iii) and lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the Borrower or its Subsidiaries do not own such coal or other minerals, and (iv) and lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by the Borrower or its Subsidiaries;

          (q)   with respect to any Real Property in which Borrower or any Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns);

          (r)   rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease, unless in each case waived by such other person;

          (s)   Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(xii) covering only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof; and

          (t)    Liens on the escrow account and Investments in such escrow account, in each case to the extent permitted under Section 6.04(m).

provided, that the term "Permitted Liens" shall not include any Lien that secures Debt for borrowed money or other Funded Debt and such Liens, in the aggregate, do not have a Material Adverse Effect on the operation of the business in the ordinary course of the Credit Parties as currently conducted.

        "Permitted Receivables Financing" means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires Receivables of the Borrower or any Restricted Subsidiary and enters into a third party financing thereof on terms that the managing member of the Borrower has concluded are customary and market terms fair to the Borrower and its Restricted Subsidiaries.

        "Permitted Tax Distributions" means distributions by the Borrower to Holdings and other equity holders of the Borrower in an aggregate amount with respect to any period not in excess of (i) the cumulative amount of Taxes that the Borrower and its Subsidiaries would have been required to pay in respect of all periods from the Effective Date through the end of such period (including required payments with respect to estimated income taxes so as to avoid penalties) calculated (x) as if the Borrower were taxable as a United States corporation on a stand-alone basis with no carryforwards from periods prior ending on or prior to the Effective Date, (y) as if Borrower had a carryover basis in the assets it received from Parent and its affiliates (i.e. determined without regard to any Basis Adjustments), and (z) as if the basis of any other assets of Borrower were determined without regard to any Basis Adjustments, over (ii) the sum of (w) the amount of any such Taxes actually paid by the Borrower and its Subsidiaries in respect of such periods and (v) the amount of all prior Permitted Tax Distributions.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a "contributing sponsor" as defined in Section 4001(a)(13) of ERISA.

        "Pre-Exchange Transfer" means any transfer of one or more RTEA Units that occurs prior to an Exchange of such RTEA Units.

        "Primary Syndication" means the period of time beginning on the Effective Date and ending on the date which is forty-five (45) days after the Effective Date.

        "Prime Rate" means the rate of interest per annum published by the Wall Street Journal, U.S. edition, from time to time, as the prime rate.

        "Private Coal Agreement" means an agreement between the Borrower and/or one or more of its Subsidiaries, on the one hand, and a seller or lessee (in each case, that is not a Governmental Authority) (the "Transferee") under which the Borrower and its Subsidiaries acquire coal through (i) a lease from such Transferee, (ii) the purchase of one or more coal deposit or other assets from such Transferee or (iii) the exchange of coal assets between the Borrower and its Subsidiaries, on the one hand, and such Transferee, on the other.

        "Production Payments" means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

        "Productive Assets" means long-term or capital assets (or all of the capital stock or other Equity Interests of a Person holding principally long-term or capital assets and that becomes a Restricted Subsidiary) that are used or usable by the Borrower or its Restricted Subsidiaries in a Permitted Business.

        "Pro Forma Basis", "Pro Forma Compliance" and "Pro Forma Effect" means, for purposes of calculating compliance with each of the financial covenants set forth in Section 6.11, Section 6.12 and Section 6.13 in respect of a Specified Transaction, that the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all of the assets or Equity Interests of any Subsidiary or of any division or product line or coal or other mine or mineral reserves, the Person or property so Disposed of shall be excluded, and (ii) in the case of an Acquisition, the Person or property so acquired shall be included, (b) any retirement of Debt and (c) any incurrence or assumption of Debt by the Borrower or any Restricted Subsidiary in connection therewith (and if such Debt has a floating or formula rate, such Debt shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination).

        "Real Property" shall mean, collectively, all right, title and interest of the Borrower or any other Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Borrower or any other Subsidiary, whether by lease, license or other use agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all Improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.

        "Receivables" means accounts receivable (including all rights to payment) created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper).

        "Register" has the meaning specified in Section 9.04(c).

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

        "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the unused Commitment of, and the portion of the total Revolving Credit Exposures held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

        "Restricted Payment" means any (i) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any of its Subsidiaries, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower or any of its Subsidiaries or (ii) any prepayment, purchase, repurchase redemption of, or other payment in respect of, Subordinated Debt other than payments of interest when due and principal when due in accordance with the scheduled maturity thereof; provided that indemnity payments under the Master Separation Agreement shall not be deemed to be Restricted Payments even if calculated with reference to percentage equity ownership of the Borrower or Holdings.

        "Restricted Subsidiary" of a Person means any Subsidiary of the Borrower other than an Excluded Subsidiary. Schedule 1.01(a) sets forth all Restricted Subsidiaries as of the Effective Date.

        "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

        "RTA" has the meaning specified in the introductory paragraph hereto.

        "RTEA Units" means any membership units in the Borrower that were owned by Parent or its Affiliate prior to the IPO.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        "SEC" means the Securities and Exchange Commission.

        "Second Lien Senior Secured Debt" means Debt of the Credit Parties secured by Liens on the Collateral on a junior basis pursuant to intercreditor arrangements, which shall contain customary market terms and conditions for second lien financings and otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

        "Secured Guarantee" has the meaning specified in Section 1 of the Security Agreement.

        "Secured Obligations" has the meaning specified in Section 1 of the Security Agreement.

        "Secured Parties" has the meaning specified in Section 1 of the Security Agreement.

        "Securitization Subsidiary" means a Subsidiary of the Borrower (a) that is designated a "Securitization Subsidiary" by the managing member of the Borrower, (b) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (c) no portion of the Debt or any other obligation, contingent or otherwise, of which (x) is Guaranteed by the Borrower or any Restricted Subsidiary of the Borrower, (y) is recourse to or obligates the Borrower or any Restricted Subsidiary of the Borrower in any way, or (z) subjects any property or asset of the Borrower or any Restricted Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (d) with respect to which neither the Borrower nor any Restricted Subsidiary of the Borrower (other than an Excluded Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (c) and (d), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

        "Security Agreement" means the Guarantee and Security Agreement among the Credit Parties and the Administrative Agent, substantially in the form of Exhibit C.

        "Security Documents" means the Security Agreement, the Mortgages and each other security agreement, instrument or document executed and delivered pursuant to Section 5.13 or 5.14 to secure any of the Secured Obligations.

        "Senior Notes" means the senior unsecured notes to be issued by the Borrower on or before the Effective Date in the aggregate principal amount of $600,000,000 and the Debt represented thereby.

        "Senior Notes Documents" means the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any Guarantee or other right in respect thereof.

        "Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "Specified Coal Agreement Obligations" means installment or deferred payment obligations or royalty payment obligations or obligations in connection with the acquisition of related surface rights, in each case, in connection with a Specified Coal Agreement owed solely to the seller or lessor thereunder (and not to a bank or other third-party financer), but, (i) in the case of any such obligations under a Private Coal Agreement, only to the extent that the proven and probable coal reserves and other non-reserve coal deposits acquired under all such Private Coal Agreements do not in the aggregate exceed 15% of the total proven and probable coal reserves and other non-reserve coal deposits of the Borrower and its Restricted Subsidiaries at such time, and (ii) excluding, in any event, any Funded Debt.

        "Specified Coal Agreements" means any LBA, LBM, State Coal Lease and Private Coal Agreements.

        "Specified Transaction" means any (a) Disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary or of any division or product line or coal or other mine or mineral reserves of any Restricted Subsidiary, (b) Acquisition, or (c) the proposed incurrence of Debt or making of a Restricted Payment in respect of which compliance with the financial covenants set forth in Section 6.11, Section 6.12 and Section 6.13 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

        "State Coal Lease" means the acquisition of coal owned by a State in accordance with the coal leasing regulations of such State.

        "Statutory Reserve Adjustment" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

        "Subordinated Debt" means Debt of any Credit Party that, by its terms, is subordinated in right of payment to the obligations hereunder in respect of the Loans (but not including Second Lien Senior Secured Debt that is subordinated only in respect of the security interest on the Collateral).

        "subsidiary" means, with respect to any Person (the "parent") at any date, (a) any corporation, joint venture, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and/or one or more of its subsidiaries.

        "Subsidiary" means any subsidiary of the Borrower.

        "Swingline Exposure" means, at any time, the aggregate outstanding principal amount of the Swingline Loans at such time. The Swingline Exposure of any Lender at any time will be its Applicable Percentage of the total Swingline Exposure at such time.

        "Swingline Lender" means Morgan Stanley Senior Funding, Inc., in its capacity as the lender of Swingline Loans hereunder.

        "Swingline Loan" means a Loan made pursuant to Section 2.04.

        "Taxes" means any present or future tax, levy, import, duty, charge, deduction, withholding, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any Governmental Authority or other taxing authority.

        "Tax Receivable Agreement" or "TRA" means the Tax Receivable Agreement to be entered into between the Parent and Holdings.

        "Transaction Documents" means, collectively, the Acquisition Documents, the IPO Registration Statement, the Senior Notes Documents and the Loan Financing Documents.

        "Transaction Liens" means the Liens on Collateral granted by the Credit Parties under the Security Documents.

        "Transactions" means collectively, the transactions to occur on or prior to the Effective Date pursuant to the Transaction Documents, including without limitation the Loan Financing Transactions, the IPO and the issuance of the Senior Notes.

        "Type", when used with respect to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

        "UCP" means The Uniform Customs and Practice for Documentary Credits, 2007 Revision, ICC Publication No. 600.

        "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

        "United States" means the United States of America.

        "Unused Commitment Fee" has the meaning set forth in Section 2.11.

        "U.S. Government Obligations" means obligations issued or directly and fully guaranteed or insured by the United States or by any agent or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof.

        "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        "Wholly-Owned Restricted Subsidiary" means at any time a Restricted Subsidiary all of the outstanding Equity Interests of which (other than directors' qualifying shares) are at such time owned by the Borrower and/or one or more Wholly-Owned Restricted Subsidiaries of the Borrower.

        Section 1.02.    Classification of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

        Section 1.03.    Terms Generally.    The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word "property" shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        Section 1.04.    Accounting Terms.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

ARTICLE 2
THE CREDITS

        Section 2.01.    Commitments.    Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

        Section 2.02.    Loans and Borrowings.    (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

        (b)   Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

        (c)   At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Revolving Borrowings outstanding.

        (d)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

        Section 2.03.    Requests for Revolving Borrowings.    To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

            (i)  the aggregate amount of the requested Borrowing;

           (ii)  the date of such Borrowing, which shall be a Business Day;

          (iii)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

          (iv)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

           (v)  the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

        If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration, subject to the definition of Interest Period. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each

Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

        Section 2.04.    Swingline Loans.    (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Lender is a Defaulting Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender's risk with respect to the Defaulting Lender's or Defaulting Lenders' participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender's or Defaulting Lenders' Applicable Percentage of the outstanding Swingline Loans.

        (b)   To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

        (c)   The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever, subject to Section 2.16. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

        Section 2.05.    Letters of Credit.    (a) General. Subject to the terms and conditions set forth herein, each Issuing Bank agrees to issue and amend (including, without limitation, to increase or decrease the stated amount of each Letter of Credit) at the request and for the account of the Borrower, one or more irrevocable standby letters of credit denominated in dollars in such Issuing Bank's then current standard form with such revisions as shall be requested by the Borrower and approved by such Issuing Bank (each, a "Letter of Credit"), at any time and from time to time during the Availability Period, provided that immediately after giving effect thereto, (a) no Lender's Revolving Credit Exposure shall exceed such Lender's Commitment and (b) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments (disregarding, solely for purposes of this clause (b), the Commitment and outstanding Loans of any Defaulting Lender at such time). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Notice of LC Request submitted by the Borrower or any Letter of Credit, the terms and conditions of this Agreement shall control. The relevant Issuing Bank shall not be under any obligation to issue a Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing any Letter of Credit, or any law, rule, regulation or orders of any Governmental Authority applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or any Letter of Credit in particular or shall impose upon such Issuing Bank with respect to any Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the date hereof and that such Issuing Bank in good faith deems material to it.

        (b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (at least two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice substantially in the form of Exhibit D hereto (the "Notice of LC Request") requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance of such Letter of Credit (which shall be a Business Day) and, as applicable, specifying the date of amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. Such Issuing Bank will issue, amend, renew or extend the requested Letter of Credit for the account of the Borrower in such Issuing Bank's then current standard form with such revisions as shall be requested by the Borrower and approved by such Issuing Bank within two (2) Business Days of the date of the receipt of the Notice of LC Request and all related information required by such Issuing Bank to permit it to comply (and to determine that it is in compliance) with applicable laws and its own internal policies. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each

Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

        (c)    Expiration Date.    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may (x) be issued on a date that is within one year of the Maturity Date, or (y) provide for the automatic renewal thereof for additional one-year periods, (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c) unless, in each case, on the date of issuance of such Letters of Credit, such Letters of Credit are cash collateralized in a manner reasonably acceptable to the relevant Issuing Bank.

        (d)    Participations.    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever, subject to Section 2.16.

        (e)    Reimbursement.    If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 5:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 3:00 p.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 5:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 3:00 p.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, notwithstanding the amount requirements otherwise set forth in Section 2.02, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

        (f)    Obligations Absolute; Claims Against Issuing Banks; Waivers; Exculpations; Limitations of Liability; Ratification.    The Borrower's obligations hereunder to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, irrespective of:

            (i)  any lack of validity or enforceability relating to or against the Borrower or any Credit Party for any reason of this Agreement or the Loan Documents.

           (ii)  if any other person shall at any time have Guaranteed any of the Borrower's obligations hereunder or granted any security therefore, any change in the time, manner or place of payment of or any other term of the obligations of such other person,

          (iii)  any exchange, change or release of any Collateral, or any release or waiver of any Guarantee, for any of the Borrower's obligations hereunder,

          (iv)  the existence of any claim, setoff, defense or other right that the Borrower or any other person may have at any time against any beneficiary of the Letter of Credit (including any second or substitute beneficiary or transferee under a transferable letter of credit and any successor of a beneficiary by operation of law), any assignee of proceeds of the Letter of Credit, any Issuing Bank or any other person, whether in connection with any transaction contemplated by this Agreement, a Letter of Credit or any unrelated transaction, or

           (v)  any presentation under a Letter of Credit being forged, fraudulent, invalid, insufficient or abusive or any statement therein being untrue or inaccurate,

          (vi)  any payment under a Letter of Credit against a presentation that does not comply with the terms and conditions of the Letter of Credit, or

         (vii)  any other circumstance that might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to any or all of the Borrower's obligations hereunder.

        (g)   Without limiting the foregoing, it is expressly agreed that the absolute, unconditional and irrevocable obligation of the Borrower to reimburse or pay the relevant Issuing Bank pursuant to this Agreement will not be excused by ordinary negligence, gross negligence, wrongful conduct or willful misconduct (as finally determined by a court of competent jurisdiction) of such Issuing Bank. However, the foregoing shall not excuse the relevant Issuing Bank from liability to the Borrower in any independent action or proceeding brought by the Borrower against such Issuing Bank following such reimbursement or payment by the Borrower to the extent of any unavoidable direct damages suffered by the Borrower that are caused directly by such Issuing Bank's gross negligence or willful misconduct; provided that (i) such Issuing Bank shall be deemed to have acted with due diligence and reasonable care if it acts in accordance with standard letter of credit practice of commercial banks located in New York City; and (ii) the Borrower's aggregate remedies against such Issuing Bank for wrongfully honoring a presentation or wrongfully retaining honored documents shall in no event exceed the aggregate amount paid by the Borrower to such Issuing Bank with respect to the honored presentation, plus interest.

        (h)   Without limiting any other provision of this Agreement, the relevant Issuing Bank and, as applicable, its correspondents (if any):

            (i)  may rely upon any oral, telephonic, facsimile, electronic, written or other communication believed in good faith (i.e., honesty in fact) to have been authorized by the Borrower, whether or not given or signed by an authorized person,

           (ii)  shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with a Letter of Credit, whether transmitted by courier, mail, telex, any other telecommunication, or otherwise (whether or not encrypted), or for errors in interpretation of technical terms or in translation (and such Issuing Bank and its correspondents may transmit Letter of Credit terms without translating them),

          (iii)  shall not be responsible for the identity or authority of any signer or the form, accuracy, genuineness, falsification or legal effect of any presentation or payment instruction under a Letter of Credit if such presentation or instruction appears on its face to be in compliance with a Letter of Credit, even if the purported signer is a customer of such Issuing Bank or its signature is otherwise known to such Issuing Bank,

          (iv)  shall not be responsible for any acts or omissions by, or the solvency of, the beneficiary, any nominated person or any other person,

           (v)  may honor any presentation under a Letter of Credit (A) which appears on its face to substantially or reasonably comply with the terms and conditions of a Letter of Credit, whether or not it appears on its face to strictly, exactly or literally comply, (B) which is or appears on its face to have been signed or presented by any purported successor of the beneficiary or any other party in whose name a Letter of Credit requires or authorizes that any draft or other document be signed, presented or issued, including any administrator, executor, trustee in bankruptcy, liquidator, receiver, or successor by merger or consolidation, or (C) which is or appears on its face to have been signed or presented by the beneficiary after a change of name of the beneficiary,

          (vi)  may replace an original Letter of Credit, waive a requirement for its presentation, or provide a replacement or copy to the beneficiary,

         (vii)  may assert or waive application of any provision of the UCP or the ISP and other customs and practice primarily benefiting letter of credit issuers,

        (viii)  may disregard any requirement of a Letter of Credit that presentation be made to it at a particular place or by a particular time of day (but not any requirement for presentation by a particular day),

          (ix)  may honor a previously dishonored presentation under a Letter of Credit, whether pursuant to court order, to settle or compromise any claim that it wrongfully dishonored, or otherwise, and shall be entitled to reimbursement to the same extent (if any) as if it had initially honored plus reimbursement of any interest paid by it,

           (x)  may pay any paying or negotiating bank (designated or permitted by the terms of a Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under the laws or practice of the place where it is located,

          (xi)  may make any payment under or in connection with a Letter of Credit by any means it chooses, including by wire transfer or by check,

         (xii)  may dishonor any presentation (A) with the Borrower's authorization or (B) for which the Borrower is unable or unwilling to reimburse or indemnify such Issuing Bank; provided that the Borrower recognizes and agrees that the circumstances described in this paragraph may not relieve such Issuing Bank or its correspondents from any obligations to the beneficiary, any confirmer or other nominated person, or any other person,

        (xiii)  may select any branch or Affiliate of such Issuing Bank or any other bank to act as advising, transferring, confirming and/or nominated bank under the law and practice of the place where it is located (if the application submitted by the Borrower for a Letter of Credit does not prohibit advice, transfer, confirmation and/or nomination or such selection),

        (xiv)  shall not be responsible for any other action or inaction taken or suffered by such Issuing Bank or its correspondents under or in connection with a Letter of Credit or any presentation or demand, if required or permitted under any applicable domestic or foreign law or the ISP and/or UCP,

         (xv)  shall have no obligation to issue any Letter of Credit or take any action which would violate any provision of law applicable to such Issuing Bank or a Letter of Credit or which such Issuing Bank determines could subject it to an unreasonable legal risk or liability, and

        (xvi)  none of the circumstances described in this Section 2.05(h) shall impair or waive such Issuing Bank's rights and remedies against the Borrower or place such Issuing Bank or any of its correspondents under any liability to the Borrower.

        (i)    Neither the relevant Issuing Bank nor any of its correspondents shall be liable in contract, tort, or otherwise for any punitive, exemplary, consequential or special damages. Examples of damages which are indirect and may not be shifted to or recovered from such Issuing Bank include damages to the extent attributable to:

            (i)  any change in the value of any foreign currency or any services, goods or other property for which payment is supported by a Letter of Credit,

           (ii)  forged documents or fraud by the beneficiary or any other person (except to the extent that such Issuing Bank had knowledge of the foregoing) or

          (iii)  breach by the beneficiary of any obligation underlying a Letter of Credit.

        (j)    Independence; Borrower Responsibility.

            (i)  The Borrower acknowledges that the rights and obligations of the relevant Issuing Bank under each Letter of Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying the Letter of Credit, including contracts or arrangements between such Issuing Bank and the Borrower and contracts or arrangements between the Borrower and the beneficiary. The relevant Issuing Bank may, without incurring any liability to the Borrower or impairing its entitlement to reimbursement or indemnity under this Agreement, (i) honor a Letter of Credit despite notice from the Borrower of, and without any duty to inquire into, any defense to honor or any adverse claim or other right against the beneficiary or any other person, or (ii) dishonor a Letter of Credit for fraud or forgery. The relevant Issuing Bank shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of a Letter of Credit. The relevant Issuing Bank shall have no duty to seek any waiver of discrepancies from the Borrower, nor any duty to grant any waiver of discrepancies which the Borrower approves or requests.

           (ii)  The Borrower is responsible for preparing or approving the text of each Letter of Credit. The Borrower shall use the relevant Issuing Bank's then-current standard form together with such amendments thereto as are acceptable to such Issuing Bank in its sole discretion. The Borrower's ultimate responsibility for the final text shall not be affected by any assistance the relevant Issuing Bank may provide such as drafting or recommending text or by such Issuing Bank's use or refusal to use text submitted by the Borrower. The Borrower acknowledges that the Borrower has been represented by legal counsel of its choice in connection with the execution and delivery of this Agreement and with respect to the issuance and form of each Letter of Credit, that the relevant Issuing Bank does not represent or warrant that the Letter of Credit will satisfy the Borrower's requirements or intentions, and that the Borrower is responsible for the suitability of the Letter of Credit for the Borrower's purposes.

        (k)    Non-Documentary Conditions.    The Issuing Banks are authorized (but shall not hereby be required) to honor any presentation without regard to any non documentary term or condition stated in the Letter of Credit.

        (l)    Transfers.    If a Letter of Credit is in transferable form, no Issuing Bank shall have a duty to determine the proper identity of anyone appearing in any transfer request, draft or other document as transferee, nor shall any Issuing Bank be responsible for the validity or correctness of any transfer made pursuant to documents that appear on their face to be substantially in accordance with the terms and conditions of the Letter of Credit.

        (m)    Extensions and Modifications; Waivers of Discrepancies.    This Agreement shall be binding upon the Borrower with respect to any replacement, extension, transfer or modification of a Letter of Credit or waiver of discrepancies authorized by the Borrower. The Borrower's obligations to the relevant Issuing Bank under this Agreement or in respect of each Letter of Credit shall not be reduced or impaired by any agreement by such Issuing Bank and the beneficiary extending or shortening such Issuing Bank's time after presentation to examine documents or to honor or give notice of discrepancies. Except as provided elsewhere in this Agreement or as may be provided in a Letter of Credit or otherwise specifically agreed to in writing by the relevant Issuing Bank in its sole discretion, such Issuing Bank shall have no duty to (i) extend the expiration date or term of any Letter of Credit or (ii) otherwise amend or modify any Letter of Credit.

        (n)    Disbursement Procedures.    The relevant Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The relevant Issuing Bank shall promptly notify the Administrative Agent by telephone (confirmed by telecopy) or electronic mail of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

        (o)    Interim Interest.    If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

        (p)    Replacement of Issuing Bank.    Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

        (q)    Cash Collateralization.    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article 7. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Cash in such account shall earn interest and at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, amounts in such account may be invested in Cash Equivalents. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

        Section 2.06.    Funding of Borrowings.    (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

        (b)   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

        Section 2.07.    Interest Elections.    (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

        (b)   To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

        (c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

            (i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

           (ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

        If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration, subject to the definition of the term "Interest Period".

        (d)   Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

        (e)   If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein or an Event of Default is continuing, at the end of such Interest Period such Borrowing shall be converted to an Interest Period of one month's duration, subject to the definition of the term "Interest Period". Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required

Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

        Section 2.08.    Termination and Reduction of Commitments.    (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

        (b)   The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.

        (c)   The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

        Section 2.09.    Repayment of Loans; Evidence of Debt.    (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least four (4) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

        (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

        (c)   The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

        (d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be conclusive evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

        (e)   Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

        Section 2.10.    Prepayment of Loans.    (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the provisions of this Section.

        (b)   The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, which prepayment amount shall be $1,000,000 or an integral multiple of $500,000 in excess thereof; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

        (c)    Excess Revolving Credit Exposures.    If, immediately after any reduction of the Commitments pursuant to Section 2.08(b), the total Revolving Credit Exposures would exceed the total Commitments, the Borrower shall, concurrently with such reduction, prepay Revolving Borrowings or Swingline Loans in an amount equal to such excess.

        Section 2.11.    Fees.    (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused commitment fee (an "Unused Commitment Fee"), which shall accrue at the Applicable Rate noted under the caption "Unused Commitment Fee Rate" on the average daily unused amount of the Commitment of such Lender (determined, solely for purposes of determining the Unused Commitment Fee, without regard to any outstanding Swingline Loans) during the period from the Effective Date to but excluding the date on which such Commitment terminates; provided that no Unused Commitment Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued Unused Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All Unused Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (b)   The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the relevant Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank's standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (c)   The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

        (d)   All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of the Unused Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

        Section 2.12.    Interest.    (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate under the caption "ABR Spread."

        (b)   The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate under the caption "Eurodollar Spread."

        (c)   Notwithstanding the foregoing, if at any time an Event of Default is continuing (including, without limitation, as a result of any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder not being paid when due, whether at stated maturity, upon acceleration or otherwise) each Loan or other amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

        (d)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

        (e)   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate

shall be determined by the Administrative Agent in good faith, and such determination shall be conclusive absent manifest error.

        Section 2.13.    Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

          (b)   the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

        Section 2.14.    Increased Costs.    (a) If any Change in Law shall:

            (i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

           (ii)  impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

        (b)   If any Lender or Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender or Issuing Bank's capital or on the capital of such Lender or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level materially below that which such Lender or Issuing Bank or such Lender or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender or Issuing Bank's standard policies and the standard policies of such Lender or Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender or Issuing Bank's holding company for any such reduction suffered.

        (c)   A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph Section 2.14(a) or Section 2.14(b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding the foregoing, any increased costs due to Taxes shall be governed solely by Section 2.16.

        (d)   Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender or Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender or Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

        Section 2.15.    Break Funding Payments.    In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        Section 2.16.    Taxes.    (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes, subject to the following sentence. If the Borrower shall be required to deduct any Taxes from any and all payments by or on account of any obligation of the Borrower hereunder, then (i) with respect to Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)   Without duplication, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)   Without duplication, the Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any Indemnified Taxes or Other Taxes paid by the Lender, Issuing Bank or the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, as the case may be, delivered to the Borrower shall be conclusive absent manifest error.

        (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)   Any Lender, Issuing Bank or Agent Party that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower and/or to any applicable Governmental Authority (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender, Issuing Bank and Agent Party shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender, Issuing Bank or Agent Party, as applicable, becomes a party to this Agreement (and from time to time thereafter upon the expiration or invalidity of any of the certificates or IRS forms described below or upon the request of the Borrower or the Administrative Agent), two (2) original copies of whichever of the following is applicable:

            (i)  duly completed and executed IRS Form W-8BEN (or successor forms) establishing eligibility for benefits of an income tax treaty to which the United States is a party or that such party is not subject to deduction or withholding of United States federal income tax,

           (ii)  duly completed and executed IRS Form W-8ECI (or successor forms), establishing that such party is not subject to deduction or withholding of United States federal income tax,

          (iii)  in the case of a party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) duly executed Certificate Regarding Non-Bank Status, substantially in the form of Exhibit H, and (y) duly completed and executed IRS Form W-8BEN (or successor forms), or

          (iv)  IRS Form W-9 (or successor forms), establishing that such party is not subject to backup withholding or information reporting requirements.

Notwithstanding any other provisions of this paragraph, any Lender, Issuing Bank or Agent Party shall not be required to deliver any form or certificate pursuant to this paragraph that such Lender, Issuing Bank or Agent Party, as applicable, is not legally able to deliver.

        (f)    If the Administrative Agent, an Issuing Bank or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Issuing Bank or such Lender, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

        (g)   At the Borrower's request and at the Borrower's cost, each Lender, Issuing Bank and Agent Party shall take reasonable steps (i) to contest such Lender's, such Issuing Bank's or Agent Party's, as applicable, liability for Taxes that have not been paid or (ii) to seek a refund of Taxes, if such steps would not subject such Lender, Issuing Bank or Agent Party, as applicable, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, Issuing Bank or Agent Party, as applicable.

        Section 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.    (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 3:00 pm, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at One Pierrepoint Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, New York 11201, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

        (b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties; provided that if such payment is (x) a prepayment of the principal amount of any Loans or unreimbursed LC Disbursements for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans or reimbursement obligations owed to, any Defaulting Lender.

        (c)   If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline

Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

        (d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

        (e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its good faith discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

        Section 2.18.    Mitigation Obligations; Replacement of Lenders.    (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        (b)   If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, or any Lender becomes a "Nonconsenting Lender" (hereinafter defined), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the relevant Issuing Bank), which consent, in each case, shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. In the event that (x) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and (y) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a "Nonconsenting Lender". Any such replacement shall not be deemed a waiver of any rights that the Borrower shall have against the replaced Lender.

        Section 2.19.    Optional Increase in Commitments.    At any time the Borrower, may, if it so elects, increase the aggregate amount of the Commitments, either by designating one or more financial institutions not theretofore a Lender (each, a "New Lender") to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed), and/or by agreeing with one or more existing Lenders (each, an "Increasing Lender") that each such Lender's Commitment shall be increased. Upon execution and delivery by the Borrower and such Lender or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, each such New Lender and Increasing Lender shall have a Commitment as set forth in such instrument with all the rights and obligations of a Lender with such a Commitment hereunder; provided that:

            (i)  no Event of Default shall have occurred and be continuing immediately before or after giving effect to such increase;

           (ii)  the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

          (iii)  any such increase shall be in an amount greater than or equal to $10,000,000;

          (iv)  immediately after such increase is made, the aggregate amount of increases in the Commitments pursuant to this Section 2.19 shall not exceed $50,000,000;

           (v)  any such increase in the Commitments shall not constitute a separate tranche of Commitments but an increase thereof, and shall have the same terms as the outstanding Loans including, without limitation, the Applicable Rate with respect to such New Lender or Increasing Lender's portion of the outstanding Loans which shall not exceed the Applicable Rate in effect as of the Effective Date;

          (vi)  no New Lender or Increasing Lender shall receive any additional fees or compensation directly or indirectly from Holdings, the Borrower or any Restricted Subsidiary for such Lender's new Commitment or the increased portion thereof, as applicable, other than upfront fees no greater than those paid to the initial Lenders on a comparable basis; and

         (vii)  the Borrower may elect to increase the aggregate amount of the Commitments pursuant to this Section 2.19 no more than twice.

On the effective date of any increase in the aggregate amount of the Commitments pursuant to this Section 2.19, (i) each New Lender shall pay to the Agent an amount equal to its pro rata share of the aggregate outstanding Loans and (ii) any Increasing Lender shall pay to the Administrative Agent an amount equal to the increase in its pro rata share of the aggregate outstanding Loans, in each case such payments shall be for the account of each other Lender. Upon receipt of such amount by the Administrative Agent, (i) each other Lender shall be deemed to have ratably assigned that portion of its outstanding Loans that is being reduced to the New Lenders and the Increasing Lenders in accordance with such Lender's new Commitment or the increased portion thereof as applicable, and (ii) the Administrative Agent shall promptly distribute to each other Lender its ratable share of the amounts received by the Administrative Agent pursuant to this paragraph.

        Section 2.20.    Defaulting Lenders.    (a) If any Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Article 7, then:

            (i)  so long as no Default has occurred and is continuing, all or any part of the aggregate amount available to be drawn under all outstanding Letters of Credit shall be reallocated among the Lenders that are not Defaulting Lenders ("non-Defaulting Lenders") in accordance with their Applicable Percentage (disregarding any Defaulting Lender's Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Loans made by such non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such non-Defaulting Lenders' Applicable Percentage (before giving effect to the reallocation contemplated herein) of the aggregate amount available to be drawn under all outstanding Letters of Credit, plus (C) the aggregate principal amount of all Loans made by each Issuing Bank pursuant to Section 2.02 that have not been ratably funded by such non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letters of Credit, does not exceed the total of all non-Defaulting Lenders' Commitments.

           (ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to the applicable Issuing Bank for so long as such Letters of Credit are outstanding;

          (iii)  if the Applicable Percentage of Letters of Credit of the non-Defaulting Lenders are reallocated pursuant to this Section 2.20, then the fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders' Applicable Percentage of Letters of Credit; or

          (iv)  if any Defaulting Lender's Applicable Percentage of Letters of Credit is neither cash collateralized nor reallocated pursuant to this Section 2.20, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender or the Borrower hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender's Applicable Percentage of Letters of Credit shall be payable to the applicable Issuing Bank until such Lender's Applicable Percentage of Letters of Credit is cash collateralized and/or reallocated.

        (b)   So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.20, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(a)(i) (and Defaulting Lenders shall not participate therein).

        (c)   No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.20. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to any other rights and remedies which the Borrower, the Administrative Agent, any Issuing Bank, or any Lender may have against such Defaulting Lender.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lender Parties that:

        Section 3.01.    Organization; Powers.    Each Cloud Peak Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

        Section 3.02.    Authorization; Enforceability.    The Loan Documents that have been or are to be entered into by the applicable Credit Party are within its corporate or limited liability company powers and have been duly authorized by all necessary corporate or limited liability company action and, if required, stockholder or member action. Each Loan Document to which the applicable Credit Party is a party constitutes (or, in the case of any Loan Document entered into after the date hereof, when executed and delivered by such Person, will constitute) a legal, valid and binding obligation of such Credit Party, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        Section 3.03.    Governmental Approvals; No Conflicts.    (a) The entry into the Loan Documents and the performance of the Loan Financing Transactions contemplated thereunder (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect in all material respects, (ii) filings and notices necessary to perfect, to the fullest extent possible, the Transaction Liens and (iii) notices of the Transactions required under the Mining Permits (including to the Bureau of Alcohol, Tobacco and Firearms) and Environmental Permits regarding a change in control that will be given to the applicable Governmental Authority on or prior to the date by which such notices are due, (b) will not violate any charter, by-laws or organizational documents of the Borrower or any of its Restricted Subsidiaries, (c) will not violate any applicable law or regulation (including any Environmental Law or Mining Law) or any order of any Governmental Authority (including any Environmental Permit or Mining Permit), (d) will not violate or result in a default under any indenture, lease (including any Mining Lease), agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or any of their respective properties, or give rise to a right thereunder to require the Borrower or any of its Restricted Subsidiaries to make any payment, except in each case referred to in clause (c) or (d) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien (other than the Transaction Liens) on any property of the Borrower or any of its Restricted Subsidiaries.

        Section 3.04.    Financial Statements; No Material Adverse Change.    (a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet as of December 31, 2008 and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended, reported on by Pricewaterhouse Coopers LLP, Independent Registered Public Accounting Firm, and (ii) its consolidated balance sheet as of September 30, 2009 and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended, all certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position of the Borrower and its consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

        (b)   The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of September 30, 2009, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Borrower to be reasonable), (ii) is based on the best information available to the Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Borrower and its consolidated Subsidiaries as of September 30, 2009 as if the Transactions had occurred on such date.

        (c)   After giving effect to the Transactions, neither the Borrower nor any of its Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual material long-term commitments or unrealized losses, except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters.

        (d)   Since September 30, 2009, there has been no Material Adverse Effect.

        Section 3.05.    Properties.    (a) Subject to the Liens expressly permitted by Section 6.02, the Borrower and each Restricted Subsidiary is the sole owner of, and has good record title to, the Real Property described in Schedule 3.05(e) and is the sole owner of and has good and valid title to, all other real and personal property material to its business, including the real and personal property described in Schedule 3.05(e), in each case except where the failure to have such title or interest does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower and each Restricted Subsidiary owns and has maintained, in all material respects and in accordance with normal coal mining industry practice, all of the machinery, equipment, vehicles, preparation plants or other coal processing facilities, loadouts and other transportation facilities and other tangible personal property now owned or leased by the Borrower and the Restricted Subsidiaries that is necessary to conduct their business as it is now conducted, except where the failure to do so in the aggregate does not or would not reasonably be expected to have a Material Adverse Effect. All Real Property described in Schedule 3.05(e) and all other properties and assets comprising the Collateral are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

        (b)   The Borrower and each Restricted Subsidiary has complied with all obligations under all leases (including Mining Leases) to which it is a party, except where the failure to comply does not or would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect does not or would not reasonably be expected to have a Material Adverse Effect. Subject to the Liens expressly permitted by Section 6.02, the Borrower and each Restricted Subsidiary enjoys peaceful and undisturbed possession under all such Mining Leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

        (c)   Except as set forth on Schedule 3.05(c), and except for such claims that do not and would not reasonably be expected to cause a Material Adverse Effect, neither the Borrower nor any of the Restricted Subsidiaries has received written or, to the knowledge of the Borrower and the Restricted

Subsidiaries, other notice of material claims, which are still outstanding or unresolved, that the Borrower or any Restricted Subsidiary has mined any coal that it did not have the right to mine or mined any coal in such a manner as to give rise to any material claims for loss, waste or trespass, and, to the knowledge of the Borrower and each Restricted Subsidiary, no facts exist upon which such a claim could be based.

        (d)   The Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary for use in its business, except as set forth in the Acquisition Agreements relating to the discontinuance of the use of certain predecessor trademarks and tradenames, and to the knowledge of the Borrower, the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for infringements that, in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect.

        (e)   Schedule 3.05(e) sets forth a brief description of each material Mining Lease (including coal leases and surface rights), each material Improvement, each material Mining Permit and each other material item of Collateral owned or controlled by the Borrower or any Restricted Subsidiary as of the Effective Date and the nature of the Borrower's or each of its Restricted Subsidiaries' interest therein, after giving effect to the Transactions in each case that is material to the Coal Business.

        (f)    Except as disclosed in Schedule 3.06 or by Holdings in its Registration Statement on Form S-1, there are no developments affecting any of the Mortgaged Property pending or, to the knowledge of any Credit Party threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Mortgaged Property, other than any such developments that do not and would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

        (g)   None of the Borrower and their Restricted Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except for Liens permitted under Section 6.02 or Section 6.05.

        (h)   With respect to each Mortgaged Property on which significant surface Improvements are located, subject to the Liens expressly permitted by Section 6.02, there are no rights or claims of parties in possession, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises except as do not and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

        (i)    As of the Effective Date, each of the Borrower and its Restricted Subsidiaries has proven or probable reserves of coal in place on Mining Leases for which the Borrower and its Restricted Subsidiaries have all Mining Permits, surface use agreements and other ancillary rights, in each case, necessary for the operation of such leases as a Mine at levels consistent with the most recent mining plan provided to the Lenders prior to the Effective Date.

        Section 3.06.    Litigation and Environmental Matters.    (a) Except as set forth in the Disclosed Matters or, with respect to Section 3.06(i) only, as disclosed by Holdings in its Registration Statement on Form S-1:

            (i)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary as to which there is a reasonable likelihood of adverse determinations that, in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

           (ii)  Neither the Borrower nor any Restricted Subsidiary has been notified in writing, or, to the knowledge of the Borrower and each Restricted Subsidiary, otherwise notified, by the Federal

  Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended, or any comparable state statute that it is: (i) ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive any Mining Permit should be revoked, i.e., "permit blocked"; in each case, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no facts exist that presently or upon the giving of notice or the lapse of time or otherwise would render the Borrower or any Restricted Subsidiary ineligible to receive surface mining permits.

        (b)   Except for noncompliance, Environmental Liability or claims that do not and would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary nor any Guarantor and no Real Property now or previously owned, leased or operated by any such entity (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) is subject to any Environmental Liability (other than Environmental Liabilities for reclamation obligations for which adequate reserves have been made on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP or for which no reserves are so required), or (iii) has received written notice of any claim with respect to any Environmental Liability.

        (c)   Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

        Section 3.07.    Compliance with Laws and Agreements.    The Borrower and each Restricted Subsidiary is in compliance with all applicable laws, regulations and orders (including any zoning, ordinance, code or approval, Mining Law, or Mining Permit), excluding any Environmental Law (it being understood that Environmental Law is covered in Section 3.06), of any Governmental Authority, in each case applicable to it or its property, and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect.

        Section 3.08.    Investment Company Status; Regulatory Restrictions on Borrowing.    Neither the Borrower nor any Restricted Subsidiary is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940. Neither the Borrower nor any Restricted Subsidiary is subject to regulation under any law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority (other than Regulations G, U and X of the Federal Reserve Board) which limits its ability to incur any Debt under this Agreement or any promissory note.

        Section 3.09.    Taxes.    The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed by it on or prior to the time when the same have become due and has paid or caused to be paid on or prior to the time when the same have become due, all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or relevant Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) to the extent that failures to do so, in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect.

        Section 3.10.    ERISA.    (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect.

        (b)   From and after the date on which the Borrower and its Restricted Subsidiaries have or are liable with respect to any Foreign Pension Plan (in each case in this clause (b)): Each such Foreign Pension Plan is in compliance in all respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Borrower, its Restricted Subsidiaries or to the knowledge of the Borrower, any of its respective directors, officers, employees or agents has engaged in a transaction that would subject the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to the Lender in respect of any material unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect.

        Section 3.11.    Disclosure.    Except as disclosed by Holdings in its Registration Statement on Form S-1 or otherwise pursuant to the Loan Documents, as of the Effective Date the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any Subsidiary is subject that are known to Borrower, and all other matters known to any of them, that, in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when made and in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

        Section 3.12.    Subsidiaries.    Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each of its Subsidiaries and identifies each Subsidiary that is a Guarantor, in each case as of the Effective Date. All of the Borrower's Restricted Subsidiaries are, and will at all times be, fully consolidated in its consolidated financial statements.

        Section 3.13.    Insurance.    Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower and its Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance required to be paid have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is adequate. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.08(c).

        Section 3.14.    Labor Matters.    As of the Effective Date, except as otherwise disclosed by Holdings in its Registration Statement on Form S-1, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and each Restricted Subsidiary have not violated the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary, except where the failure to make such payment would not reasonably be expected to cause a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement by which the Borrower or any Restricted Subsidiary is bound.

        Section 3.15.    Solvency.    Immediately after the Transactions to occur on the Effective Date are consummated and after giving effect to the application of the proceeds of the Loan made on the Effective Date and the reimbursement of the CPE Promissory Note issued to Parent in connection with the Acquisition Agreement, the Credit Parties, on a consolidated basis, will be Solvent.

        Section 3.16.    Use of Proceeds.    The Borrower shall use the proceeds of the Loans solely in accordance with Section 5.12.

ARTICLE 4
CONDITIONS

        Section 4.01.    Effective Date.    The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a)   The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of this Agreement.

          (b)   The Administrative Agent shall have received a Note for the account of each Lender requesting a Note to be delivered in connection with the Effective Date.

          (c)   The Administrative Agent shall have received a reasonably satisfactory written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Fried, Frank, Harris, Shriver & Jacobsen LLP, special counsel for the Borrower, substantially in the form of Exhibit B-1, (ii) Holland & Hart LLP, special regulatory counsel to the Borrower, substantially in the form of Exhibit B-2, (iii) Parsons Behle & Latimer, special regulatory counsel to the Administrative Agent, substantially in the form of Exhibit B-3 and (iv) local counsel in each jurisdiction where a Mortgaged Property is located, and, in the case of each opinion required by this subsection, covering such other matters relating to the Credit Parties or the Loan Documents as the Required Lenders shall reasonably request.

          (d)   The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Loan Documents and any other legal matters relating to the Credit Parties, the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

          (e)   The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clauses (b) and (c) of Section 4.02.

          (f)    The Credit Parties shall have paid, or have caused to be paid, all invoiced fees and other amounts due and payable to the Lender Parties on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Credit Party under the Loan Documents.

          (g)   Evidence that the Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or other executive officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Credit Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

          (h)   The Administrative Agent shall have received evidence that all insurance required by Section 5.08 is in effect.

          (i)    Prior to or substantially simultaneously with the initial Credit Event, the acquisition of Equity Interests in the Borrower by Holdings shall be consummated in accordance with the terms of the Acquisition Agreement and no provision thereof shall have been amended or waived in any material respect that is adverse to the interests of the Lenders without the prior written consent of the Administrative Agent.

          (j)    Each of the IPO and the offering of the Senior Notes shall be consummated simultaneously with the occurrence of the Effective Date, resulting in combined aggregate gross cash proceeds of at least $900,000,000.

          (k)   The Administrative Agent shall have received copies of the Transaction Documents and all certificates, opinions and other documents delivered thereunder (without material amendment, modification or waiver thereof which is adverse to the Lenders (as reasonably determined by the Administrative Agent)).

          (l)    The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of September 30, 2009, reflecting all pro forma adjustments as if the Transactions had been consummated on such date, and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders.

          (m)  The Administrative Agent shall have received an opinion from Duff & Phelps LLC, in form and substance and with detailed support for the conclusions expressed therein, in each case reasonably satisfactory to the Administrative Agent, that the Credit Parties are and, immediately after giving effect to the Transactions on the Effective Date will be, Solvent.

          (n)   The Administrative Agent shall have received, not later than three Business Days prior to the Effective Date, all documentation and other information with respect to the Borrower required by regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

          (o)   On and as of the Effective Date (and immediately after giving effect to any Credit Event and other Transaction to occur on the Effective Date and the application of all proceeds thereof as contemplated by the Transaction Documents), (i) the representations and warranties of each Credit Party set forth in the Loan Documents shall be true and correct and (ii) no Default shall have occurred and be continuing.

Promptly after the Effective Date occurs, the Administrative Agent shall notify the Borrower and the Lenders thereof, and such notice shall be conclusive and binding.

        Section 4.02.    Each Credit Event.    The obligation of each Lender to make a Loan on the occasion of any Borrowing, the obligation of the Swingline Lender to make any Swingline Loan and the obligation of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (each such event, a "Credit Event"), are each subject to the following conditions:

          (a)   The Administrative Agent (or, if applicable, the relevant Issuing Bank or the Swingline Lender) shall have received a request with respect to such Credit Event in accordance with the terms of this Agreement.

          (b)   The representations and warranties of each Credit Party set forth in the Loan Documents shall be true (or, in the case of any representation and warranty that is not by its express terms limited by a materiality or "Material Adverse Effect" exception or qualifier, true in all material respects) on and as of the date of such Credit Event, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such date.

          (c)   At the time of such Credit Event, no Default shall exist, or would exist after giving effect to such Credit Event and the application of the proceeds therefrom.

Each Borrowing, each Swingline Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b) and (c) of this Section.

ARTICLE 5
AFFIRMATIVE COVENANTS

        Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

        Section 5.01.    Financial Statements and Other Information.    The Borrower will furnish to the Administrative Agent and each Lender:

          (a)   within 90 days after the end of each Fiscal Year, its audited consolidated balance sheet as of the end of such Fiscal Year and the related statements of operations, stockholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Pricewaterhouse Coopers LLP or other independent registered public accounting firm of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

          (b)   within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of operations, stockholders' equity and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

          (c)   concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11, 6.12 and 6.13 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower's audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d)   within 75 days after the beginning of each Fiscal Year, a detailed consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such Fiscal Year and setting forth the assumptions used in preparing such budget and an updated life of mine statistics for such Fiscal Year) and, promptly when available, any significant revisions of such budget;

          (e)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or the Borrower with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be; and

          (f)    as soon as practicable following any request therefor, such other information regarding the operations (including as to coal reserves), business affairs and financial condition of the Borrower and its Subsidiaries in such detail as is commercially reasonably available to the Borrower and its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request, in each case, solely with respect to the Administrative Agent's or Lender's credit review of the Borrower and its Restricted Subsidiaries in connection with the Loan Financing Transactions contemplated by the Loan Documents.

        Section 5.02.    Notice of Material Events.    The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a)   the occurrence of any Default;

          (b)   the occurrence of a "default" or "event of default" (however denominated) or any event requiring a mandatory offer to purchase or right of redemption, under the Senior Notes;

          (c)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

          (d)   the loss, delay, denial, termination or material and adverse modification of the terms of any material lease from any Governmental Authority or any material coal contract, with or without the consent of the Borrower or any of its Affiliates that would reasonably be expected to result in a Material Adverse Effect;

          (e)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liabilities of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; and

          (f)    any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        Section 5.03.    Information Regarding Collateral.    (a) The Borrower will furnish to the Administrative Agent (for distribution to each Lender by the Administrative Agent) prompt written notice of any change in (i) any Credit Party's corporate name or any trade name used to identify it in the conduct of its business or any Credit Party's chief executive office, its principal place of business, or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (ii) any Credit Party's identity or corporate structure or (iii) any Credit Party's Federal Taxpayer Identification Number. The Borrower will not effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any of the Collateral.

        (b)   Each year, at the time annual financial statements with respect to the preceding Fiscal Year are delivered pursuant to Section 5.01(a), the Borrower will deliver to the Administrative Agent (for distribution to each Lender by the Administrative Agent) a certificate of a Financial Officer and its chief legal officer setting forth the information required pursuant to Section 1 of the Perfection Certificate or confirming that there has been no material change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this subsection.

        Section 5.04.    Existence; Conduct of Business.    The Borrower and its Restricted Subsidiaries will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its (i) legal existence and (ii) the rights, licenses, qualifications, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

        Section 5.05.    Payment of Obligations.    The Borrower and each Restricted Subsidiary will pay its Debt and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or relevant Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

        Section 5.06.    Maintenance of Real Property.    The Borrower and each Restricted Subsidiary will maintain in good standing all of the Mining Leases and other agreements related to Real Property and will promptly perform all material obligations thereunder, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided that nothing in the foregoing shall be deemed to preclude termination of the Mining Lease upon expiration or termination of its term after completion of mining.

        Section 5.07.    Maintenance of Personal Property.    The Borrower and each Restricted Subsidiary will maintain all material personal property necessary to the conduct of its business in good working order and condition in accordance with the standards of a good operator in the open pit coal mining business, ordinary wear and tear excepted and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

        Section 5.08.    Insurance.    (a) The Borrower and its Subsidiaries will maintain with financially sound and reputable insurance companies selected by the Borrower (which, for the avoidance of doubt, may include Three Crowns Insurance, for so long as Parent owns Equity Interests of Borrower and for so long as Three Crowns Insurance conducts its business through entities duly licensed by the appropriate Government Authority in any state in which it is required to do so to conduct business as an insurer or otherwise provides insurance coverage in a manner that is acceptable in any jurisdiction in which such insurance is provided to the Borrower and its Subsidiaries) that customarily write insurance for the risks covered thereby in the amounts contemplated thereby in such amounts, including deductibles and levels of self-insurance, and on material terms, in each case at least as favorable on an aggregate basis to the Lenders as those in effect on the Effective Date:

            (i)  fire and extended coverage insurance, on a replacement cost basis (except for drag lines which are insured on the basis of 120% of declared value), with respect to all personal property and Improvements, in such amounts as are customarily maintained by companies in the same or similar business operating in the same or similar locations;

           (ii)  commercial general liability insurance against claims for bodily injury, death or property damage occurring upon, about or in connection with the use of any properties owned, occupied or controlled by it, providing coverage on an occurrence basis with a combined single limit of not more than $75,000,000 and including the broad form CGL endorsement;

          (iii)  business interruption insurance, insuring against loss of gross earnings for a period of at least 12 months arising from any risks or occurrences required to be covered by insurance pursuant to clause (i) above; and

          (iv)  such other insurance as may be required by law.

Deductibles or self-insured retention shall not exceed $2,500,000 for fire and extended coverage policies, $2,000,000 for commercial general liability policies, provided, however, that so long as Borrower is insured under Three Crowns Insurance, the deductibles shall be the deductibles that are in place prior to the Effective Date.

        (b)   Fire and extended coverage policies (and any policies required to be maintained pursuant to subsection (a) of this Section) maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgagee clause (regarding Improvements) and lenders' loss payable clause (regarding personal property), in each case in favor of the Administrative Agent and providing for losses thereunder to be payable to the Administrative Agent or its designee as sole loss payee, and (ii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Secured Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured. Each such policy referred to in this subsection also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon at least 10 days' prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon at least 30 days' prior written notice thereof by the insurer to the Administrative Agent. The Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

        (c)   With respect to each Mortgaged Property, the Borrower shall obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

        Section 5.09.    Casualty and Condemnation.    The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any loss or other insured damage to any material portion of the Collateral (which, for the avoidance of doubt, shall not include the conduct of mining operations in the ordinary course) or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding, in each case to the extent that such action would reasonably be expected to result in a Material Adverse Effect.

        Section 5.10.    Proper Records; Rights to Inspect and Appraise.    The Borrower and each Restricted Subsidiary will keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities in accordance with GAAP. The Borrower and each Restricted Subsidiary will permit any representatives designated by the Administrative Agent or the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, so long as no Event of Default has occurred and is continuing, such inspections shall be limited to two (2) per year.

        Section 5.11.    Compliance with Laws.    The Borrower and each Restricted Subsidiary will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased) and all Environmental Laws, Mining Laws and all Environmental Permits and Mining Permits, except where failures to do so, in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect.

        Section 5.12.    Use of Proceeds and Letters of Credit.    The proceeds of the Loans will be used only for general corporate purposes. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations G, U and X. Letters of Credit will be requested and used only (i) to support payment obligations of the Borrower and its Restricted Subsidiaries, including to collateralize reclamation bonds, performance bonds, bid bonds, surety bonds and other similar instruments, (ii) to make payments or to collateralize obligations to Parent and its Affiliates pursuant to reimbursement obligations relating to certain already existing letters of credit issued by Parent and/or its Affiliates for the benefit of the Borrower, (iii) in support of certain obligations under the Transaction Documents and (iv) for other general corporate purposes.

        Section 5.13.    Additional Subsidiaries.    If any additional Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date, the Borrower will, within three Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, cause any Equity Interest in or Debt of such Subsidiary owned by or on behalf of any Credit Party to be added to the Collateral to the extent required by the Security Agreement. If such Subsidiary is or subsequently becomes a Wholly-Owned Restricted Subsidiary and is not prohibited by applicable law or regulation from guaranteeing the Borrower's obligations hereunder, the Borrower shall promptly cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become a "Guarantor" and "Grantor" for purposes of the Loan Documents.

        Section 5.14.    Further Assurances.    (a) The Credit Parties will execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Borrower's expense. The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents.

        (b)   If any material assets (including any Real Property) are acquired by the Borrower or any Guarantor after the Effective Date (other than assets constituting Collateral that become subject to Transaction Liens upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, will cause such assets to be subjected to a Transaction Lien securing the Secured Obligations and will take, or cause the relevant Guarantor to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect (to the extent possible) or record such Transaction Lien, including actions described in Section 5.14(a), all at the Borrower's expense, provided that no Credit Party shall be required to take such actions under this clause (b) with respect to any newly acquired assets that it would not have been required to take under the Security Documents with respect to assets owned or held by Credit Parties as of the Effective Date.

        (c)   If at any time Holdings proposes to Guarantee the Senior Notes of the Borrower or any of its Subsidiaries, the Borrower shall ensure that Holdings shall, prior to or simultaneously with providing such Guarantee, provide to the Administrative Agent a Guarantee of the Loans and all other Secured Obligations all substantially on the terms of the Guarantee contained in the Security Agreement, and take such other actions in connection therewith, including actions described in Section 5.14(a), as the Administrative Agent shall reasonably request, all at the Borrower's expense.

        Section 5.15.    Preparation of Environmental Reports.    In addition to any other rights hereunder, not more often than once per Permit Area established after the Effective Date during the term of this Agreement (or more frequently during the continuance of an Event of Default), at the reasonable request of the Administrative Agent, the Borrower will provide to the Lenders within 90 days after such request, at the expense of the Borrower, an environmental or mining site assessment or audit report summarizing any material Environmental Liabilities for any of its Real Properties described in such request, prepared by an environmental or mining consulting firm reasonably acceptable to the Administrative Agent (or for so long as no Event of Default has occurred and is continuing, an internally prepared environmental report consistent with the Borrower's policies and procedures on environmental reports), in each case showing compliance with, or the Borrower's or applicable Subsidiary's plan to achieve compliance with, Environmental Laws subject to ordinary course normal practices and procedures of the coal mining industry with respect to such Environmental Liabilities or matters.

        Section 5.16.    Maintenance of Ratings.    The Borrower will use commercially reasonable efforts to maintain at all times a corporate credit rating from S&P and a corporate family rating from Moody's, in each case with respect to the Borrower.

        Section 5.17.    Operation of Mines.    The Borrower will, and shall cause each of its Restricted Subsidiaries to, operate their mines in all material respects in accordance with sound coal mining practices and Mining Laws and Mining Permits, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

        Section 5.18.    Maintenance of Material Contracts.    The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with the provisions of and to maintain in full force and effect all material licenses, material permits, and material coal purchase and supply contracts to which any such Person is a party, except where the failure to so maintain in full force and effect a material license, material permit or a material contract would not be reasonably expected to result in a Material Adverse Effect.

        Section 5.19.    Title Opinions.    The Credit Parties shall deliver to the Administrative Agent (for distribution to each Lender by the Administrative Agent), within 120 days after the Effective Date, with respect to any Mining Lease identified as being a "Federal or State Mining Lease" in Schedule 5.19, a title opinion in a form reasonably satisfactory to the Administrative Agent or the Required Lenders.

ARTICLE 6
NEGATIVE COVENANTS

        Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

        Section 6.01.    Debt; Certain Equity Securities.    Neither the Borrower nor any Restricted Subsidiary will create, incur, assume or permit to exist any Debt (including Acquired Debt), and no Restricted Subsidiary shall issue any preferred stock, except:

            (i)  Debt created under the Loan Documents;

           (ii)  the Senior Notes;

          (iii)  Second Lien Senior Secured Debt in an aggregate principal amount not to exceed, at the time incurred, the greater of (x) $140,000,000 and (y) 12% of Consolidated Net Tangible Assets determined at the date of the incurrence of such Second Lien Senior Secured Debt, provided, that no Default shall have occurred and be continuing or result therefrom, and provided further that after giving effect thereto, the Borrower is in Pro Forma Compliance with the covenants contained in Section 6.11, Section 6.12 and Section 6.13, calculated based on the relevant financial statements delivered pursuant to Section 5.01, as though such incurrence occurred at the beginning of the period covered thereby;

          (iv)  Debt existing on the date hereof and listed in Schedule 6.01 and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

           (v)  Debt of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary and Debt of any Subsidiary to the Borrower or any Restricted Subsidiary; provided that (x) Debt owed by any Restricted Subsidiary that is not a Credit Party to the Borrower or any Guarantor shall be subject to Section 6.04 and (y) Debt owed by a Credit Party to any Restricted Subsidiary that is not a Credit Party shall be subordinated to the Secured Obligations on customary terms and conditions reasonably satisfactory to the Administrative Agent;

          (vi)  Guarantees by the Borrower or any Restricted Subsidiary of Debt of the Borrower or any Restricted Subsidiary and Guarantees by any Subsidiary of Debt of the Borrower or any Restricted Subsidiary; provided that Guarantees by the Borrower or any Guarantor of Debt of any Subsidiary that is not a Credit Party shall be subject to Section 6.04;

         (vii)  Guarantees by the Borrower or any Restricted Subsidiary of borrowings by current or former officers, managers, directors, employees or consultants in connection with the purchase of Equity Interests of Holdings by any such person in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding;

        (viii)  Debt of the Borrower or any Restricted Subsidiary (A) in existence on the date any Person becomes a Restricted Subsidiary as a result of an Acquisition or other acquisition by the Borrower and its other Restricted Subsidiaries or (B) incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof; and extensions, renewals and replacements of any such Debt under this clause (viii) that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that the aggregate principal amount of Debt outstanding at any time and permitted by this clause (viii) shall not exceed the greater of $100,000,000 and 8% of Consolidated Net Tangible Assets determined at such date;

          (ix)  Debt in connection with Permitted Receivables Financings, provided that the aggregate principal amount of all Receivables issued pursuant to such Permitted Receivables Financings shall not exceed $100,000,000 at any time outstanding;

           (x)  Debt of Foreign Subsidiaries engaged in Permitted Businesses for general corporate purposes in an aggregate amount not to exceed $10,000,000 at any time outstanding;

          (xi)  Debt related to the financing of insurance policy premiums; provided that (A) such insurance is for the benefit of the Borrower or its Restricted Subsidiaries and (B) the aggregate principal amount of Debt permitted by this clause shall not exceed $7,500,000 at any time outstanding;

         (xii)  Debt under trade-related letters of credit obtained in the ordinary course;

        (xiii)  for so long as Holdings is paying certain obligations on behalf of the Borrower and its Subsidiaries, Guarantees by the Borrower or any Restricted Subsidiary of obligations relating to the establishment of one or more commercial bank accounts of Holdings used to pay obligations solely under the Acquisition Documents or otherwise of, or on behalf of, the Borrower and its Subsidiaries or in connection with Holdings' role as the managing member of the Borrower, in an aggregate amount not to exceed $5,000,000 at any time outstanding;

        (xiv)  Debt under any Permitted Hedge Agreement; and

         (xv)  other unsecured Debt of any Credit Party (including unsecured Debt of any Person that becomes a Credit Party after the date hereof); provided that if the aggregate principal amount of such Debt (considered with any other related Debt issued in connection with a particular transaction) shall exceed $5,000,000, the Borrower shall be in Pro Forma Compliance with the covenants contained in Sections 6.11, 6.12 and 6.13.

        Section 6.02.    Liens.    Neither the Borrower nor any Restricted Subsidiary will create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell accounts receivable or rights in respect thereof, except:

            (i)  Transaction Liens;

           (ii)  Permitted Liens;

          (iii)  Liens securing Second Lien Senior Secured Debt permitted by Section 6.01(iii);

          (iv)  any Lien on any property of the Borrower or any Restricted Subsidiary existing on the date hereof and listed in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that the Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Debt and other obligations originally so secured, and any modifications, replacements, renewals, extensions or refinancings thereof permitted hereunder;

           (v)  Liens on assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (A) the Debt secured by such Liens is permitted by Section 6.01(viii), and (B) such Liens will not apply to any other property of the Borrower or any Restricted Subsidiary, and any extension, renewal or replacements thereof;

          (vi)  Liens on accounts receivable and related property pursuant to any Permitted Receivables Financing;

         (vii)  any Lien granted in favor of the Swingline Lender or any Issuing Bank pursuant to arrangements designed to eliminate such Swingline Lender's or Issuing Bank's risk with respect to any Defaulting Lender's or Defaulting Lenders' participation in Swingline Loans or Letters of Credit, respectively, as contemplated by Section 2.20;

        (viii)  Liens in favor of a banking institution arising by operation of law or any contract, including in support of guarantees permitted under Section 6.01(xiii), encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry; or

          (ix)  Liens not permitted by the foregoing clauses of this Section 6.02 securing other obligations in an aggregate amount outstanding or, if less in each case, on assets with an aggregate fair market value (determined immediately prior to the incurrence of such Lien), that together do not exceed the greater of $35,000,000 and 3.0% of Consolidated Net Tangible Assets determined at such date.

        Section 6.03.    Fundamental Changes.    Neither the Borrower nor any Restricted Subsidiary will merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Restricted Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and (if any party to such merger is a Guarantor) is a Guarantor and (iii) any Subsidiary (except a Guarantor) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that, if any such merger involves a Person that is not a wholly owned Subsidiary immediately before such merger, such merger shall not be permitted unless also permitted by Section 6.04. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, and at all times the Borrower and its Restricted Subsidiaries, determined as a whole, shall be principally engaged in Permitted Businesses.

        Section 6.04.    Investments.    Neither the Borrower nor any Restricted Subsidiary will purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Restricted Subsidiary before such merger) any Investment except:

          (a)   Cash Equivalents;

          (b)   Investments existing on the date hereof and listed on Schedule 6.04;

          (c)   Investments in Credit Parties (including immediately after giving effect to and as a result of such Investment);

          (d)   Investments by the Borrower and its Restricted Subsidiaries in Persons other than Credit Parties; provided that:

              (i)  unless the Investment Grade Date has occurred, the aggregate amount of Investments by the Borrower and its Restricted Subsidiaries under this clause (d) shall not at any time exceed the sum of (x) the greater of (A) $100,000,000 and (B) 8% of Consolidated Net Tangible Assets determined at such date plus (y) if positive, the Available Net Income Basket Amount plus (z) if positive, the Available Equity Basket Amount; and

             (ii)  if such Investment comprises an Acquisition:

              (A)  immediately before and immediately after giving Pro Forma Effect to any such Acquisition, no Event of Default shall have occurred and be continuing;

              (B)  any Person or other property acquired in such Acquisition is in a Permitted Business; and

              (C)  unless the aggregate principal amount of Debt incurred by the Borrower and its Restricted Subsidiaries in connection with such Acquisition (including without limitation Acquired Debt) is less than $5,000,000, immediately after giving effect to such Acquisition, the Borrower shall be in Pro Forma Compliance with Section 6.11, Section 6.12 and Section 6.13, determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or Section 5.01(b) as though such Acquisition had been consummated as of the first day of the fiscal period covered thereby (and such compliance shall be evidenced by a certificate from a Financial Officer of the Borrower demonstrating such compliance calculation in reasonable detail).

          (e)   Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (f)    Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations are permitted under this Agreement;

          (g)   Investments in the Equity Interests of Holdings in connection with certain purchases or redemptions of Equity Interests held by officers, directors and employees or any Plan in an aggregate amount not to exceed to $5,000,000 per annum when combined with any purchases or redemptions of Equity Interests of the Borrower permitted by Section 6.07(b);

          (h)   loans and advances to current or former officers, managers, directors, employees or consultants of Holdings, the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed $2,000,000 at any time outstanding;

          (i)    Investments arising as a result of Permitted Receivables Financings;

          (j)    Hedging Agreements permitted by Section 6.06;

          (k)   Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties with normal practices in the mining industry;

          (l)    Investments resulting from pledges and deposits permitted under the definition of "Permitted Liens";

          (m)  Investments in an escrow account required by the Master Separation Agreement provided to support indemnity and other payment obligations with respect to surety bonds, letters of credit and reclamation obligations existing prior to the Effective Date, by Holdings, the Borrower and its Subsidiaries to RTA and its Affiliates under the Acquisition Documents;

          (n)   additional Investments necessary for the conduct of the Borrower's business in the ordinary course for each of Decker, Wyoming Quality Healthcare Coalition and Montana Royalty Company, Ltd., in an aggregate amount not to exceed $10,000,000;

          (o)   Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of Specified Coal Agreements or under any Mining Law or Environmental Law or with respect to workers' compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms); and

          (p)   other Investments not permitted by the foregoing clauses of this Section 6.04 in an aggregate amount not to exceed at the time made the sum of (x) the greater of (i) $75,000,000 and (ii) 6% of Consolidated Net Tangible Assets determined at such date, plus (y) if positive, the Available Net Income Basket Amount plus (z) if positive, the Available Equity Basket Amount.

        Section 6.05.    Asset Sales.    Neither the Borrower nor any Restricted Subsidiary will sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will any Restricted Subsidiary issue any additional Equity Interest in such Restricted Subsidiary, except:

          (a)   sales of inventory, used, obsolete or surplus equipment or reserves, dispositions related to the burn-off of mines and Cash Equivalents in the ordinary course of business and dispositions of surface rights and termination of Mining Leases after the completion of mining and reclamation, and termination or abandonment of water rights no longer needed for mining;

          (b)   sales, transfers and other dispositions to the Borrower or a Restricted Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Credit Party shall comply with Section 6.08;

          (c)   licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business consistent with past practice; provided, however, that any such license or cross-license of technology or other intellectual property shall be on a non-exclusive basis;

          (d)   Dispositions of assets by virtue of an asset exchange or swap with a third party in any transaction (x) with an aggregate fair market value less than or equal to $12,500,000, (y) involving a coal-for-coal swap or (z) consisting of a coal swap involving any Real Property;

          (e)   exchanges and relocation of easements for pipelines, oil and gas infrastructure and similar arrangements in the ordinary course of business;

          (f)    Disposition of assets related to Jacobs Ranch or the sale thereof required pursuant to the Master Separation Agreement and the Membership Interest Purchase Agreement; and

          (g)   Dispositions not permitted by the foregoing clauses of this Section 6.05 with an aggregate fair market value not exceeding 5% of Consolidated Net Tangible Assets (determined as of the date of the balance sheet of the Borrower and its Restricted Subsidiaries most recently delivered pursuant to Section 3.04(b) or Section 5.01, as applicable) in any fiscal year, provided that any Disposition or series of related Dispositions made pursuant to this clause (g) of assets or property with an aggregate fair market value in excess of $7,500,000 shall be made for fair value and for consideration comprising at least 80% cash and Cash Equivalents, and provided further that solely for purposes of the determination under the foregoing proviso, Cash Equivalents shall be deemed to include Productive Assets.

        Section 6.06.    Hedging Agreements.    Neither the Borrower nor any Subsidiary will enter into or be an obligor with respect to any Hedging Agreement except Permitted Hedging Agreements.

        Section 6.07.    Restricted Payments.    Neither the Borrower nor any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except:

          (a)   the Borrower may make Permitted Tax Distributions to Holdings and other holders of Equity Interests in the Borrower;

          (b)   the Borrower may make payments to Holdings (and other holders of Equity Interests of the Borrower on a pro-rata basis) to fund dividends on Holdings' common stock in an annual amount per share (adjusted appropriately to reflect subsequent stock splits, subdivisions and reclassifications) equal to 1.5% of the per-share price to the public in the IPO, provided that no Default shall have occurred and be continuing as a result therefrom;

          (c)   the Borrower may redeem, repurchase or otherwise acquire or retire its Equity Interests from current or former officers, managers, directors, employees or consultants (or their respective estates or immediate family members) of Holdings or any Subsidiary in an aggregate amount not to exceed $5,000,000 per annum when combined with any investments in the Equity Interests of Holdings permitted by Section 6.04(g); provided that no Default shall have occurred and be continuing as a result therefrom;

          (d)   the Borrower may make Restricted Payments on or prior to the Effective Date to consummate the Transactions;

          (e)   the Borrower and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

          (f)    the Borrower may make a one-time payment to Holdings or Parent in the amount of a required working capital-based adjustment made in the time period provided for in the Acquisition Documents;

          (g)   each Restricted Subsidiary may make Restricted Payments payable, on a pro rata basis or on a basis more favorable to the Borrower, to all holders of any class of Equity Interests of such Restricted Subsidiary at least 50% of which is held, directly or indirectly through other Restricted Subsidiaries, by the Borrower;

          (h)   the Borrower may make payments to Holdings and other holders of Equity Interests in the Borrower (but only to the extent necessary) to permit Holdings to make any required payments under the Tax Receivable Agreement in an aggregate amount, for all such Restricted Payments made pursuant to this clause (h) after the Effective Date, not to exceed the sum of (x) $30,000,000 plus (y) 50% of the sum of (A) if positive, the Available Net Income Basket Amount plus (B) if positive, the Available Equity Basket Amount; and

          (i)    so long as no Event of Default shall have occurred and be continuing immediately before or after giving effect thereto, the Borrower may make other payments or distributions not otherwise permitted under this Section 6.07 in an aggregate amount, for all such Restricted Payments made pursuant to this clause (i) after the Effective Date, not to exceed the sum of (x) $30,000,000 plus (y) 50% of the sum of (A) if positive, the Available Net Income Basket Amount plus (B) if positive, the Available Equity Basket Amount.

        Section 6.08.    Transactions with Affiliates.    Neither the Borrower nor any Restricted Subsidiary will sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any of its Affiliates (other than transactions in the ordinary course of business that are on terms and conditions, taken as a whole, not less favorable to the Borrower or any Restricted Subsidiary than could be obtained on an arm's length basis from unrelated third parties) if the aggregate value of such transaction or series of related transactions with such Affiliate exceeds $10,000,000, except:

          (a)   transactions between or among the Borrower and the Guarantors not involving any other Affiliate;

          (b)   any Restricted Payment permitted by Section 6.07;

          (c)   transactions arising under the Transaction Documents (as such documents are in effect on the Effective Date, and as amended or modified thereafter on terms that are not materially less favorable to the Borrower and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documents);

          (d)   arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

          (e)   the payment of fees and indemnities to directors, officers, consultants and employees of Holdings and the Restricted Subsidiaries in the ordinary course of business;

          (f)    transactions with any joint venture or similar arrangements (including, without limitation, any cash management activities relating thereto); provided, however that such arrangements are on terms no less favorable to the Borrower and its Restricted Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand, taking into account all related arrangements and transactions entered into by the Borrower and its Restricted Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand;

          (g)   the payment of fees and expenses relating to the Transactions on the Effective Date; and

          (h)   letter of credit reimbursement obligations in connection with letter of credit arrangements historically provided by Parent and its Affiliates on behalf of the Borrower in the ordinary course of business.

        Section 6.09.    Restrictive Agreements.    Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of any Credit Party to create or permit to exist any Lien on any of its property or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Debt of the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or the Transaction Document (as such documents are in effect on the Effective Date, and as amended or modified thereafter on terms that are not materially less favorable to the Borrower and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documents), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.09 (but shall apply to any amendment or modification expanding the scope of, or any extension or renewal of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or an asset pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary or such asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement on property securing such Debt; and (v) clause (a) of this Section shall not apply to customary provisions in leases restricting the assignment thereof or any restrictions imposed pursuant to Specified Coal Agreements or Mining Leases.

        Section 6.10.    Amendment of Material Documents.    Neither the Borrower nor any Restricted Subsidiary will amend, modify or waive any of its rights under (a) any document evidencing or governing, or under which was issued, any Subordinated Debt or any Second Lien Senior Secured Debt, in each case in a manner adverse to the interests of the Lenders hereunder or (b) if such amendment, modification or waiver would reasonably be expected to have a Material Adverse Effect, its certificate of incorporation, by-laws or other organizational documents.

        Section 6.11.    Net Cash Interest Expense Coverage Ratio.    The Borrower will not permit the ratio of (a) EBITDA to (b) Consolidated Net Cash Interest Expense, in each case for any period of four consecutive Fiscal Quarters ending on any date during any period set forth below and determined on a Pro Forma Basis, to be less than the ratio set forth below opposite such period:

Period	Ratio
Effective Date through December 31, 2010	2.50 to 1.0
January 1, 2011 through Maturity Date	2.75 to 1.0

        Section 6.12.    Leverage Ratio.    The Borrower will not permit the Leverage Ratio at any time during any period set forth below (in each case determined on a Pro Forma Basis) to exceed the ratio set forth opposite such period:

Period	Ratio
Effective Date through December 31, 2010	3.75 to 1.0
January 1, 2011 through Maturity Date	3.50 to 1.0

        Section 6.13.    First Lien Senior Secured Leverage Ratio.    The Borrower will not permit the First Lien Senior Secured Leverage Ratio, in each case determined on a Pro Forma Basis to exceed 1.50 to 1.0.

ARTICLE 7
EVENTS OF DEFAULT

        If any of the following events ("Events of Default") shall occur:

          (a)   the Borrower shall fail to pay any principal of any Loan or any LC Reimbursement Obligation when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b)   the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable to any Lender Party under any Loan Document, and such failure shall continue unremedied for a period of three (3) Business Days;

          (c)   any representation, warranty or certification made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

          (d)   the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower) or 5.12 or in Article 6;

          (e)   any Credit Party shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) above), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

          (f)    the Borrower or any Restricted Subsidiary shall fail to make a payment or payments (whether of principal or interest) in respect of Material Debt when the same shall become due (beyond the period of grace, if any, provided in the instrument or agreement under which such Material Debt was created), whether at the due date thereof, at a date fixed for prepayment or upon acceleration;

          (g)   any event or condition occurs that results in (i) Material Debt becoming due before its final scheduled maturity or (ii) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity; provided that this clause shall not apply to secured Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Debt;

          (h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Restricted Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i)    the Borrower or any of its Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j)    the Borrower or any of its Restricted Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (k)   one or more judgments for the payment of money in an aggregate amount exceeding $50,000,000 shall be rendered against the Borrower or any of its Restricted Subsidiaries and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

          (l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken either alone or together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

          (m)  any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any material portion of the Collateral to the extent provided, and with the priority required by (but, (x) in the case of priority, only to the extent that any prior Lien not contemplated or permitted under the Loan Documents is material and (y) in any event, subject to Liens permitted by Section 6.02), the applicable Security Document, except (i) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent's failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security Agreement;

          (n)   a Change in Control shall occur;

          (o)   any Guarantor's Secured Guarantee shall at any time fail to constitute a valid and binding agreement of such Guarantor or any party shall so assert in writing; or

          (p)   one or more surety, reclamation or similar bonds securing obligations of the Borrower or any Restricted Subsidiary of the Borrower (or any required guaranties thereof or required letters of credit with respect thereto) with an aggregate face amount of $50,000,000 or more shall be actually terminated, suspended or revoked and not replaced within 30 days of such termination, suspension or revocation; or

          (q)   there shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral that has a Material Adverse Effect on the Lenders or any other of the Borrower's or any of its Restricted Subsidiaries' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter.

then, and in every such event (except an event with respect to the Borrower or any Restricted Subsidiary described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower.

ARTICLE 8
THE ADMINISTRATIVE AGENT

        Section 8.01.    Appointment and Authorization.    Each Lender Party irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent (i) to sign and deliver the Security Documents and (ii) to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

        Section 8.02.    Rights and Powers as a Lender.    A bank serving as the Administrative Agent shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent. Such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or Affiliates thereof as if it were not the Administrative Agent.

        Section 8.03.    Limited Duties and Responsibilities.    The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the

Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

        Section 8.04.    Authority to Rely on Certain Writings, Statements and Advice.    The Administrative Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or its Restricted Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        Section 8.05.    Sub-Agents and Related Parties.    The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        Section 8.06.    Resignation; Successor Administrative Agent.    Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor that is a bank or trust company organized under the laws of the United States or any State or district thereof with an office in New York, New York, which has a combined capital surplus of at least $200,000,000 (an "Eligible Successor Agent"), with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, and after consultation with the Borrower, appoint a successor Administrative Agent, which shall be an Eligible Successor Agent. Upon acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Notwithstanding anything to the contrary herein, the Required Lenders shall be entitled to replace the Administrative Agent with an Eligible Successor Agent with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), and from and after such replacement, all references herein to the Administrative Agent shall be references to such financial institution.

        Section 8.07.    Credit Decisions by Lenders.    Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE 9
MISCELLANEOUS

        Section 9.01.    Notices.    (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (i)  if to the Borrower, to:

    Cloud Peak Energy Resources LLC
    8051 E. Maplewood Ave.
    Building 4
    Greenwood Village, CO 80111
    Attention: Oscar Martinez, Treasury,
    with a copy to:
    Legal Department
    505 S. Gillette Ave. (82716)
    P.O. Box 3009
    Gillette, WY 82717-3009
    Telecopy No. 212.507.6680

  with a copy (which shall not constitute notice for any purpose under the Loan Documents) to:

    Fried, Frank, Harris, Shriver & Jacobson LLP
    1001 Pennsylvania Avenue, NW
    Washington, D.C. 20004-2505
    Attention: Gus M. Atiyah
    Tel: 202-639-7000
    Fax: 202-639-7003
    email:     gus.atiyah@friedfrank.com

           (ii)  if to the Administrative Agent, to:

    Morgan Stanley Senior Funding, Inc.
    One Pierrepoint Plaza, 7th Floor
    300 Cadman Plaza West
    Brooklyn, New York 11201
    Attention: MS Agency / Beejal Sakaria
    Telecopy No. 212.507.6680

          (iii)  if to the Swingline Lender, to:

    Morgan Stanley Senior Funding, Inc.
    One Pierrepoint Plaza, 7th Floor
    300 Cadman Plaza West
    Brooklyn, New York 11201
    Attention: MS Agency / Beejal Sakaria
    Telecopy No. 212.507.6680

          (iv)  if to any Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;

           (v)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

        (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        (c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

        Section 9.02.    Waivers; Amendments.    (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the making of a Loan nor the issuance, amendment, renewal or extension of a Letter of Credit shall be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

        (b)   No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:

            (i)  increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article 7) without its written consent;

           (ii)  reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party affected thereby;

          (iii)  postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party affected thereby;

          (iv)  change 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

           (v)  change any provision of this Section or the percentage set forth in the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to take any action thereunder, without the written consent of each Lender;

          (vi)  release any material Guarantor from its Secured Guarantee (except as expressly provided in the Security Agreement), or limit its liability in respect of its Secured Guarantee, without the written consent of each Lender;

         (vii)  release all or substantially all of the Collateral from the Transaction Liens, without the written consent of each Lender; or

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender without its prior written consent.

        (c)   Notwithstanding the foregoing, if the Required Lenders enter into or consent to any waiver, amendment or modification pursuant to subsection (b) of this Section, no consent of any other Lender will be required if, when such waiver, amendment or modification becomes effective, (i) the Commitment of each Lender not consenting thereto terminates and (ii) all amounts owing to it or accrued for its account hereunder are paid in full.

        Section 9.03.    Expenses; Indemnity; Damage Waiver.    (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party and any Agent Party including the fees, charges and disbursements of any counsel for any Lender Party and any Agent Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section), the Letters of Credit or the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Letters of Credit or the Loans.

        (b)   The Borrower shall indemnify each of the Lender Parties and each Agent Party and their respective Related Parties (each such Person being called an "Indemnitee") against, and hold each

Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Material on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability resulting from the ownership or operation of the Mines or any other Real Property by, or relating in any way to the Borrower or any Subsidiary or any Guarantor or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee's gross negligence or willful misconduct.

        (c)   To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under subsection (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based on its share of the sum of the total Revolving Credit Exposures and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

        (d)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

        (e)   All amounts due under this Section shall be payable within ten (10) days after written demand therefor.

        Section 9.04.    Successors and Assigns.    (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)   Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that:

            (i)  the Administrative Agent must give prior written consent to any such assignment, other than an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment (which consent shall not be unreasonably withheld or delayed);

           (ii)  the Borrower must give prior written consent to any such assignment, other than any assignment made during the Primary Syndication, or any assignment to a Lender, a Lender affiliate, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee (which consent shall not be unreasonably withheld or delayed);

          (iii)  the Issuing Banks must give prior written consent to any such assignment (which consent shall not be unreasonably withheld or delayed);

          (iv)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

           (v)  unless each of the Borrower and the Administrative Agent otherwise consent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $1,000,000; provided that this (v) shall not apply to an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans;

          (vi)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment; and

the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.

        For the purposes of this Section 9.04(b), the term "Approved Fund" has the following meaning:

        "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) Lender Affiliate or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations and not entitled to its rights under this Agreement. Notwithstanding the foregoing, in the case of an Assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such Assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

        (c)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans and LC Disbursements owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

        (d)   Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall promptly accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

        (e)   Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities ("Participants") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iii), (vi) or (vii) of the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be subject to the obligations and entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

        (f)    A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. For the avoidance of doubt, a Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

        (g)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        (h)   In the case of a participation, the applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the amount of each Participant's interest in the Commitments and the principal amounts of the Loans and LC Disbursements owing to such Lender (the "Participant Register"). The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice); provided that the applicable Lender shall have no obligation to show such Participant Register to the Borrower.

        Section 9.05.    Survival.    All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Letter of Credit is outstanding or any Commitment has not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

        Section 9.06.    Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement (i) will become effective when the Administrative Agent shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf by email will be effective as delivery of a manually executed counterpart of this Agreement.

        Section 9.07.    Severability.    If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

        Section 9.08.    Right of Set-off.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but in no event any escrow accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any obligations of the Borrower now or hereafter existing hereunder and held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

        Section 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.    (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

        (b)   The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

        (c)   The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

        (d)   Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

        Section 9.10.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        Section 9.11.    Headings.    Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        Section 9.12.    Confidentiality.    (a) Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (b) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (c) to the extent requested by any regulatory authority, (d) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (e) to any other party to this Agreement, (f) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (g) in connection with pledges and assignments made pursuant to Section 9.04(g), (h) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (i) with the consent of the Borrower or (j) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

        ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

        Section 9.13.    PATRIOT Act.    Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CLOUD PEAK ENERGY RESOURCES LLC
By:
Name: Title:
By:
Name: Title:
MORGAN STANLEY SENIOR FUNDING, INC., as a Lender and as Administrative Agent and Swingline Lender
By:
Name: Title:
MORGAN STANLEY BANK, N.A., as Issuing Bank
By:
Name: Title:

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  Exhibit 10.41
TABLE OF CONTENTS
ARTICLE 1 DEFINITIONS
ARTICLE 2 THE CREDITS
ARTICLE 3 REPRESENTATIONS AND WARRANTIES
ARTICLE 4 CONDITIONS
ARTICLE 5 AFFIRMATIVE COVENANTS
ARTICLE 6 NEGATIVE COVENANTS
ARTICLE 7 EVENTS OF DEFAULT
ARTICLE 8 THE ADMINISTRATIVE AGENT
ARTICLE 9 MISCELLANEOUS